Exhibit 99.1

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing elsewhere in this Exhibit 99.1. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Our actual results may differ materially from those discussed below. Please see “Forward-Looking Statements” and “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 for factors that could cause or contribute to such differences. As used in this Exhibit 99.1, unless the context suggests otherwise, “we,” “us,” “our,” the “Company” or “Baudax Bio” refer to Baudax Bio, Inc. and its consolidated subsidiaries.

Overview

We are a pharmaceutical company primarily focused on innovative products for acute care and related settings. We believe that we can bring valuable therapeutic options for patients, prescribers and payors to the acute care and related markets.

We hold exclusive global rights to two new molecular entities, which are centrally acting neuromuscular blocking Agents, or NMBs, BX1000, an intermediate duration of action NMB currently undergoing a Phase II clinical trial, and BX2000, an ultra-short acting NMB currently undergoing a Phase I clinical trial. A proprietary blockade reversal agent, BX3000, is currently being evaluated in preclinical studies intended to support an anticipated IND filing in 2023. BX3000 is an agent that is expected to rapidly reverse BX1000 and BX2000 blockade. All three agents are licensed from Cornell University. We believe these agents, when an NMB and BX3000 are administered in succession, allow for a rapid onset of centrally acting neuromuscular blockade, followed by a rapid reversal of the neuromuscular blockade with BX3000. These novel agents have the potential to meaningfully reduce time to onset and reversal of blockade and improve the reliability of onset and offset of neuromuscular blockade. The combination of the blocking agent, and the reversal agent can potentially reduce time in operating rooms resulting in potential clinical and cost advantages, as well as valuable cost savings for hospitals and ambulatory surgical centers and has the potential for an improved clinical profile in terms of safety compared to other NMBs and reversal agents.

In mid-2020, we launched our first commercial product, ANJESO, in the United States. ANJESO was the first and only 24-hour, intravenous, or IV, analgesia agent. ANJESO is a cyclooxygenase-2, or COX-2, preferential, non-steroidal anti-inflammatory, or NSAID, for the management of moderate to severe pain, which could be administered alone or in combination with other non-NSAID analgesics. We discontinued commercial sales of ANJESO in December 2022 and further withdrew the NDA in March 2023.

Our costs have consisted primarily of expenses incurred in conducting our manufacturing and commercialization of ANJESO, which was discontinued in December 2022, as well as public company and personnel costs, clinical trials and preclinical studies, regulatory activities, and manufacturing costs for our NMB blocking and reversal agents. We expect to incur operating losses for at least the next several years. We expect substantially all of our operating losses to result from costs incurred in connection with our development programs, including our clinical, nonclinical and formulation development, preclinical and manufacturing related activities. Our expenses over the next several years are expected to primarily relate to developing our product candidates. In addition, we may incur costs associated with the acquisition or in-license of products and successful commercialization of the acquired or in-licensed products.

COVID-19 Impact

While the COVID-19 pandemic has stabilized within many global regions, it may cyclically continue to adversely affect our business, financial condition and results of operations. Although the Department of Health and Human Services announced that the federal public health emergency for COVID-19 ended on May 11, 2023, we expect the trends that emerged as a result of the pandemic may continue to result in disruptions to the global economy, as well as businesses and capital markets around the world. While the COVID-19 vaccines have proven effective in reducing the severity and mortality of COVID-19 including the variants that have evolved to date, the emergence of new variants, which could prove resistant to existing vaccines, could again result in major disruptions to businesses and markets worldwide. The extent to which the outbreak may affect our preclinical studies, clinical trials, business, financial condition, and results of operations will depend on future developments, which are uncertain and cannot be predicted at this time.

ANJESO Transfer Agreement

In March 2023, we entered into an Asset Transfer Agreement with Alkermes Pharma Ireland Limited, or Alkermes, or the Transfer Agreement. Under the terms of the Transfer Agreement, we transferred the rights to certain patents, trademarks, equipment, data and other rights related to ANJESO, or the Assets to Alkermes. We also withdrew the New Drug Application, or NDA, related to ANJESO and agreed, if elected by Alkermes at a later date, to transfer such withdrawn NDA to Alkermes at no additional cost.

Discontinued Operation

Upon executing the Transfer Agreement, we met the criteria for discontinued operations related to our commercial business. Accordingly, the accompanying audited consolidated financial statements for all periods presented reflect this business as a discontinued operation. Discontinued operations include results of our commercial business except for certain corporate overhead costs, which are included in continuing operations. See Note 4 to the Consolidated Financial Statements included in this Exhibit 99.1 for additional information.

2022 Reduction in Force

Due to our cash position and assessment of market conditions in the hospital pain space, in March 2022, we implemented a reduction in workforce by approximately 17 employees related to our continuing operations. The reorganization was substantially completed by the end of the second quarter and approximately $1.7 million of charges were incurred for severance and other related costs, of which $0.5 million remained accrued and unpaid as of December 31, 2022. The reduction in force was designed to substantially reduce our operational expenses and conserve cash resources.

Financial Overview

Discontinued Operations

For the components described below, including, revenue, cost of sales, research and development expenses, selling, general and administrative expenses, and change in fair value of contingent consideration, all or a substantial portion of the activities described relate to the Asset Transfer Agreement and the discontinuance of ANJESO, which are recast as discontinued operations in this presentation.

Revenue

We sold ANJESO in the U.S. through a single third-party logistics provider, or 3PL, which took title to and control of the goods and was considered our customer. We recognized revenue from ANJESO product sales at the point the title to the product is transferred to the customer and the customer obtained control of the product. The transaction price that was recognized as revenue for products included an estimate of variable consideration for reserves, which result from discounts, returns, chargebacks, rebates and other allowances that were offered within contracts between us and our end-user customers, wholesalers, group purchasing organizations and other indirect customers. In December 2022, we discontinued the commercialization of ANJESO and the majority of expenses associated with the discontinuation were incurred by the end of the first quarter of 2023.

Cost of Sales

Historically, cost of sales included product costs, manufacturing costs, transportation and freight, royalty expense, qualification costs for a secondary manufacturing suite and indirect overhead costs associated with the manufacturing and distribution of ANJESO including supply chain and quality personnel costs. Cost of sales also included period costs related to certain manufacturing services and inventory adjustment charges. We discontinued commercialization of ANJESO in December 2022. We believe there is very modest inventory held at the wholesaler level and have notified wholesalers through our 3PL that we will accept product returns until June 30, 2023, which has been reserved for as of December 31, 2022.

Research and Development Expenses

Research and development expenses have consisted primarily of costs incurred in connection with the NMB portfolio and in previous years, the U.S. Food and Drug Administration, or the FDA, required pediatric development of ANJESO activities. These expenses consist primarily of:

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expenses incurred under agreements with investigative sites, consultants and other service providers that conduct or support our clinical and pre-clinical trials;
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the cost of acquiring and manufacturing clinical trial drug supply and related manufacturing services;
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costs related to facilities, depreciation and other allocated expenses;
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costs associated with regulatory activities and responses to the FDA; and
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salaries and related costs for personnel in research and development and pre-commercial regulatory functions.

The majority of our external research and development costs have related to clinical trials, manufacturing of drug supply for pre-commercial products, analysis and testing of product candidates and patent costs. We expense costs related to clinical inventory and pre-commercial inventory until we receive approval from the FDA to market a product, at which time we commence capitalization of costs relating to that product to inventory. Costs related to facilities, depreciation and support are not charged to specific programs. Subsequent to regulatory approval of ANJESO and prior to the withdrawal of the NDA, we allocated or recategorized certain personnel and overhead expenses related to medical affairs, supply chain, quality and regulatory support functions that had previously been recorded within research and development, to cost of sales or selling, general and administrative expenses in support of the commercialization of ANJESO. Pre-commercial activities directly utilizing personnel and overhead expenses from the medical affairs, supply chain, quality and regulatory support function continue to be recorded within research and development.

The development of our other product candidates is highly uncertain and subject to a number of risks, including, but not limited to:

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the costs, timing and outcome of regulatory review of a product candidate;

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the duration of clinical trials, which varies substantially according to the type, complexity and novelty of the product candidate;
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substantial requirements on the introduction of pharmaceutical products imposed by the FDA and comparable agencies in foreign countries, which require lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures;
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the possibility that data obtained from pre-clinical and clinical activities at any step in the testing process may be adverse and lead to discontinuation or redirection of development activity or may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval;
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risk involved with development of manufacturing processes, FDA pre-approval inspection practices and successful completion of manufacturing batches for clinical development and other regulatory purposes;
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the emergence of competing technologies and products, including obtaining and maintaining patent protections, and other adverse market developments, which could impede our commercial efforts; and
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the other risks disclosed in the section titled “Risk Factors” of our Annual Report on Form 10-K.

Development timelines, probability of success and development costs vary widely. As a result of the uncertainties discussed above, we will assess our product candidate’s commercial potential and our available capital resources. As a result of these uncertainties surrounding the timing and outcome of any approval, we are currently unable to estimate precisely when, if ever, any of our product candidates will generate revenues and cash flows.

We expect our research and development costs to relate to the development and commercialization scale-up of our NMB product candidate portfolio. We may elect to seek collaborative relationships in order to provide us with a diversified revenue stream and to help facilitate the development and commercialization of our product candidate pipeline.

Selling, General and Administrative Expenses

Selling, general and administrative expenses historically consisted of sales and marketing expenses related to ANJESO and general and administrative expenses.

Sales and marketing expenses primarily consisted of compensation and benefits for our sales force and personnel that supported our sales and marketing efforts as well as third party consulting costs for the promotion and sale of ANJESO. In addition, sales and marketing expenses included expenses related to communicating the clinical and economic benefits of ANJESO and educational programs for our indirect customers.

General and administrative expenses consist principally of salaries and related costs for personnel in executive, finance and information technology functions, and additionally the commercial portion of the medical affairs and regulatory functions. General and administrative expenses also include public company costs, directors and officer’s insurance, professional fees for legal, including patent-related expenses, consulting, auditing, and tax services.

Our General and administrative expenses decreased for the year ended December 31, 2022 as a result of a reduction in personnel and public company costs, and we expect no future selling and commercial costs at this time. We anticipate general and administrative expenses from continuing operations will remain relatively constant in the near term.

Change in Fair Value of Contingent Consideration

In connection with the separation from Societal CDMO’s acute care business and transfer of such assets to us, or the Separation, we entered into an Assignment and a Partial Assignment, Assumption and Bifurcation Agreement, or the Alkermes Agreements, relating to the Purchase and Sale Agreement for the acquisition of certain assets, including the worldwide rights to ANJESO and Societal CDMO Inc., or Societal CDMO’s, development, formulation and manufacturing business from Alkermes, or the Alkermes Transaction, as amended in December 2018 and August 2020. Pursuant to the Alkermes Agreements, we were required to pay up to $140.0 million in milestone payments, including $10.0 million that was paid during 2019, $3.6 million paid in 2020, another $1.4 million paid in 2021, and $45.0 million over seven years beginning one year after approval, of which the first payment was made in the first quarter of 2021 and a partial payment was made on the second payment of $1.2 million, as well as net sales milestones and a royalty percentage of future product net sales related to ANJESO between 10% and 12% (subject to a 30% reduction when no longer covered by patent), which was paid quarterly. The estimated fair value of the initial $54.6 million payment obligation was recorded as part of the purchase price for the Alkermes Transaction. We reevaluated the fair value each subsequent period and as of December 31, 2022 recorded a $19.9 million payment obligation, representing the present value of the liability, which is included in discontinued operation.

As described above, in March 2023, we entered into the Transfer Agreement. Under the terms of the Transfer Agreement, we transferred the rights to certain patents, trademarks, equipment, data and other rights related to ANJESO, or the Assets, to Alkermes. We also withdrew the NDA related to ANJESO and agreed, if elected by Alkermes at a later date, to transfer such withdrawn NDA to Alkermes at no additional cost.

Additionally, under the Transfer Agreement, we granted Alkermes a non-exclusive, perpetual and irrevocable, royalty-free and fully paid-up worldwide license, to the additional intellectual property owned by the Company necessary to or useful to exploit ANJESO. In consideration of the transfer of the Assets, the parties agreed to the termination of (i) the Purchase and Sale Agreement, dated March 7,

2015 by and among Alkermes, the Company and the other parties thereto, or as amended, the PSA, (ii) the Asset Transfer and License Agreement, dated April 10, 2015 by and among Alkermes, the Company and the other parties thereto, or as amended, the ATLA; and (iii) the Development, Manufacturing and Supply Agreement, dated as of July 10, 2015 by and between the Company and Alkermes, or as amended, the Manufacturing Agreement, between the parties related to ANJESO (the PSA, ATLA and Manufacturing Agreement are collectively referred to herein as the ANJESO Agreements). In connection with the termination of the ANJESO Agreements, no further payments of any kind pursuant to the ANJESO Agreements will be payable by us to Alkermes.

Interest Expense

Interest expense for the periods presented primarily includes interest expense incurred on our Credit Agreement with MAM Eagle Lender, the amortization of related financing costs, and interest expense on a promissory note with PNC Bank under the Paycheck Protection Program, or PPP, of the CARES Act administered by the Small Business Administration (the “SBA”), which has been fully forgiven as of December 31, 2021.

Income Taxation

We maintained a valuation allowance against our deferred tax assets as of December 31, 2022 and 2021.

Results of Operations

Comparison of the Years Ended December 31, 2022 and 2021

	Year ended December 31,
	2022	2021
	(amounts in thousands)
Operating expenses:
Research and development	3,200	2,649
General and administrative	14,713	22,925
Change in warrant valuation	(7)	(58)
Total operating expenses	17,906	25,516
Operating loss from continuing operations	(17,906)	(25,516)
Other expense, net	(2,298)	(738)
Net loss from continuing operations	$(20,204)	$(26,254)
(Loss) income on discontinued operation	(38,591)	6,485
Net loss	$(58,795)	$(19,769)

Research and Development. Our research and development expenses were $3.2 million and $2.6 million for the years ended December 31, 2022 and 2021, respectively. The increase of $0.6 million was primarily due to the increase in the NMB portfolio clinical trial costs of $0.6 million.

General and Administrative. Our general and administrative expenses were $14.7 million and $22.9 million for the years ended December 31, 2022 and 2021. The decrease of $8.2 million was as a result of a reduction in personnel costs of $4.7 million, a decrease in public company costs of $2.3 million, a decrease in consulting costs of $0.9 million, and a decrease in other costs of $0.3 million.

Change in Warrant Valuation. There was not a material change in warrant valuation for the year ended December 31, 2022. The change in warrant valuation decrease in value of $0.1 million for the year ended December 31, 2021 related to the warrants sold as part of our March 26, 2020 underwritten public offering, including the impact of our warrant exchange transaction in October 2020.

Other Expense, net. Other expense, net for the years ended December 31, 2022 and 2021 was $2.3 million and $0.7 million, respectively. The change in other expense, net of $1.6 million was primarily due to the gain on extinguishment of the PPP Loan of $1.6 million in the previous year upon the approval of our application for forgiveness.

Loss (income) on discontinued operations. Loss from discontinued operations for the year ended December 31, 2022 was $38.6 million, compared to income from discontinued operation for the year ended December 31, 2021 of $6.5 million, an increase in loss of $45.1 million, which primarily relates to our discontinued commercial business of ANJESO. The increase in loss from the discontinued operation was primarily the result of an increase of $30.6 million in expense related to the change in fair value of contingent consideration as the prior year had a reversal of $33.3 million, an increase of $23.8 million in expense related to the impairment of the intangible asset and property and equipment in 2022 related to ANJESO, and an increase of $4.6 million in cost of sales in 2022 related to inventory write offs, partially offset by a decrease of $13.0 million in reduced selling, general and administrative expenses due to the discontinuation of commercialization of ANJESO, a decrease of $0.6 million in amortization expense and a decrease of $0.3 million in other expense, net primarily related to the prior year's settlement of a patent infringement claim.

Liquidity and Capital Resources

As of December 31, 2022, we had $5.3 million in cash and cash equivalents.

On December 6, 2022, we closed a best efforts public offering of: (i) 54,787 shares of its common stock, par value $0.01 per share and accompanying Series A-3 warrants to purchase 54,787 shares of common stock and Series A-4 warrants to purchase 54,787 shares of common stock, at a combined public offering price of $4.795 per share and accompanying Series A Warrants and (ii) Series C pre-funded warrants to purchase 988,000 shares of common stock and accompanying Series A-3 Warrants to purchase 988,000 shares of common stock and Series A-4 Warrants to purchase 988,000 shares of common stock at a combined public offering price of $4.785 per Series C pre-funded warrant and accompanying Series A warrants, which was equal to the public offering price per share of common stock and accompanying Series A warrants less the $0.01 per share exercise price of each such Series C pre-funded warrant. The Series A warrants have an exercise price of $4.50 per share of common stock. The Series A-3 warrants are exercisable upon issuance and will expire on December 6, 2027. The Series A-4 warrants are exercisable upon issuance and will expire on January 8, 2024. The exercise price of the Series A Warrants and the Series A-4 Warrants is subject to adjustment for stock splits, reverse splits, and similar capital transactions as described in the Series A Warrants. The Series C Warrants have been exercised in full. As compensation to H.C. Wainwright & Co., LLC, as the exclusive placement agent in connection with the offering, the Company paid the placement agent a cash fee of 7.0% of the aggregate gross proceeds raised in the Offering, plus a management fee equal to 1.0% of the gross proceeds raised in the offering, and reimbursement of certain expenses and legal fees. The Company also issued to designees of the placement agent warrants to purchase up to 62,567 shares of common stock. The placement agent warrants have substantially the same terms as the Series A warrants, except that the placement agent warrants have an exercise price equal to $5.99375 per share and expire on December 2, 2027. Net proceeds, after deducting underwriting discounts and commissions and offering expenses, was $4.0 million.

On September 1, 2022, we closed a best efforts public offering of: (i) 188,872 shares of its common stock, par value $0.01 per share and accompanying Series A-1 warrants to purchase 188,872 shares of Common stock and Series A-2 warrants, and together with the Series A-1 warrants to purchase 188,872 shares of Common Stock, at a combined public offering price of $21.00 per share and Series A warrants and (ii) Series B pre-funded warrants to purchase 106,607 shares of Common Stock and accompanying Series A-1 warrants to purchase 106,607 shares of Common Stock and Series A-2 warrants to purchase 106,607 shares of Common stock at a combined public offering price of $20.60 per Series B pre-funded warrant and Series A warrants, which is equal to the public offering price per share of Common Stock and accompanying Series A warrants less the $0.01 per share exercise price of each such Series B pre-funded warrant. The Series A warrants have an exercise price of $21.00 per share of Common Stock. The Series A-1 warrants are exercisable upon issuance and will expire five years from the date of issuance. The Series A-2 warrants are exercisable upon issuance and will expire thirteen months from the date of issuance. The exercise price of the Series A warrants is subject to adjustment for stock splits, reverse splits, and similar capital transactions as described in the Series A warrants. Subject to certain ownership limitations, the Series B pre-funded warrants were immediately exercisable and were exercised at a nominal consideration of $0.01 per share of Common Stock upon the closing of the transaction. As compensation to H.C. Wainwright & Co., LLC, as the exclusive placement agent in connection with the Offering, we paid a cash fee of 7.0% of the aggregate gross proceeds raised in the offering, plus a management fee equal to 1.0% of the gross proceeds raised in the offering, and reimbursement of certain expenses and legal fees. We also issued to designees of the placement agent warrants to purchase up to 17,728 shares of common stock. The placement agent warrants have substantially the same terms as the Series A warrants, except that the placement agent warrants have an exercise price equal to $26.25 per share and expire on August 29, 2027. Net proceeds, after deducting underwriting discounts and commissions and offering expenses, was $5.0 million.

On May 17, 2022, we closed a registered direct offering of 41,152 shares of our common stock, par value $0.01 per share, and in a concurrent private placements, warrants exercisable for up to an aggregate of 41,152 shares of common stock at a combined offering price of $48.60 per share and associated warrant. The warrants have an exercise price of $43.60 per share. Each warrant is exercisable for one share of common stock and was exercisable immediately upon issuance. The warrants have a term of five years from the issuance date. As compensation to H.C. Wainwright & Co., LLC as placement agent in connection with the offering, we agreed to pay to the placement agent a cash fee of 7.0% of the aggregate gross proceeds raised in the offering, plus a management fee equal to 1.0% of the gross proceeds raised in the offering and certain expenses. We also issued to designees of the placement agent warrants to purchase up to 6.0% of the aggregate number of shares of common stock sold in the transactions, or warrants to purchase up to 2,469 shares of common stock. The placement agent warrants have substantially the same terms as the warrants, except that the placement agent warrants have an exercise price equal to 125% of the offering price per share (or $60.75 per share). The placement agent warrants will expire on May 17, 2027. Net proceeds, after deducting underwriting discounts and commissions and offering expenses, was $1.7 million.

On March 1, 2022, we closed an underwritten public offering of 45,791 shares of common stock, pre-funded warrants to purchase 41,929 shares of common stock at an exercise price of $0.01 per share and warrants to purchase 87,719 shares of common stock at an exercise price of $130.00 per share, as well as up to 13,158 additional shares of common stock and/or additional warrants to purchase up to 13,158 shares of common stock which may be purchased pursuant to a 30-day option to purchase additional securities granted to H.C. Wainwright & Co., LLC (the “Underwriter”) by us. The public offering price for each share of common stock and accompanying warrant to purchase one share of common stock was $114.00, and the public offering price for each pre-funded warrant and accompanying warrant was $113.60. As compensation to the Underwriter, we agreed to pay to the Underwriter a cash fee of 7.0% of the gross proceeds, plus a cash management fee equal to 1.0% of the gross proceeds and reimbursement of certain expenses and legal fees. We also issued to designees of the Underwriter warrants to purchase 5,263 shares of common stock at an exercise price of $142.50 per share. On February 28, 2022, the Underwriter partially exercised its option to purchase an additional 2,847 warrants. Net proceeds, after deducting underwriting discounts and commissions and offering expenses, was $8.8 million.

On December 28, 2021, we closed a registered direct offering of 42,289.3 shares of Series A Preferred Stock, par value $0.01 per share, or the Preferred Stock, and warrants to purchase 9,062 shares of common stock, or the December 2021 Warrants, for net proceeds of $3,656. The shares of Preferred Stock will have a stated value of $100.00 per share and are convertible, on the date after the issuance thereof, into an aggregate of 12,083 shares of common stock at a conversion price of $350.00 per share. As compensation to H.C. Wainwright & Co., LLC, or the Placement Agent, we agreed to pay the Placement Agent a cash fee of 7.0% of the gross proceeds raised in the December 2021 Offering, plus a management fee equal to 1.0% of the gross proceeds raised in the December 2021 Offering and reimbursement of certain expenses and legal fees. We also issued to designees of the Placement Agent warrants to purchase 724 shares of common stock, or the December 2021 Placement Agent Warrants. The December 2021 Warrants and the December 2021 Placement Agent Warrants have an exercise price of $448.00 per share and became exercisable upon the six-month anniversary of their issuance.

On May 31, 2021, we closed a registered direct offering of 10,021 shares of common stock, or the May Offering, at an offering price of $1,190.00 per share and warrants to purchase 10,021 shares of common stock, or the May Warrants, at an exercise price of $1,260.00 per share, for net proceeds of $10.9 million. As compensation to the Placement Agent, we agreed to pay the Placement Agent a cash fee of 6.0% of the gross proceeds raised in the May Offering, plus a management fee equal to 1.0% of the gross proceeds raised in the May Offering and reimbursement of certain expenses and legal fees. We also issued to designees of the Placement Agent warrants to purchase 601 shares of common stock at an exercise price of $1,487.50 per share. The May Warrants and May Placement Agent Warrants were exercisable on the six-month anniversary of the closing date of the May Offering.

On February 8, 2021, we entered into an agreement to issue and sell 7,857 shares of common stock, or the February Offering, at an offering price of $2,240.00 per share, for net proceeds of $16.2 million. As compensation to the Placement Agent, we agreed to pay the Placement Agent a cash fee of 6.0% of the gross proceeds raised in the February Offering, plus a management fee equal to 1.0% of the gross proceeds raised in the February Offering and reimbursement of certain expenses and legal fees. We also issued to designees of the Placement Agent warrants to purchase up to 471 shares of common stock, or the February Placement Agent Warrants. The February Placement Agent Warrants have an exercise price of $2,800.00 per share.

On January 21, 2021, we entered into an agreement to issue and sell warrants exercisable for an aggregate of 7,358 shares of common stock, or the January Warrants, at an offering price of $175.00 per warrant in exchange for the exercise of the institutional investor’s existing December Series A warrants that were issued to them on December 21, 2020, at an exercise price of $1,652 per warrant. The January Warrants have an exercise price of $2,240.00 per share. The January Warrants are immediately exercisable and will expire five years from the issuance date. As compensation to the Placement Agent, we agreed to pay a cash fee of 6.0% of the aggregate gross proceeds raised in the January Offering (including the proceeds relating to the exercise of the December Series A Warrants), plus a management fee equal to 1.0% of the gross proceeds raised in the January Offering (including the proceeds relating to the exercise of the December Series A Warrants) and reimbursement of certain expenses and legal fees. We also issued to designees of the Placement Agent warrants to purchase up to 441 shares of common stock, or the January Placement Agent Warrants. The January Placement Agent Warrants have substantially the same terms as the January Warrants, except that the January Placement Agent Warrants have an exercise price equal to $2,800.00 per share.

On May 29, 2020, we entered in a $50.0 million Credit Agreement with MAM Eagle Lender, pursuant to which we have drawn $10.0 million as of the date of this Annual Report and may draw upon four additional tranches of term loans. The Tranche Two Loans in an amount not to exceed $5.0 million may be drawn upon on or before August 29, 2021 provided that we generate at least $5.0 million in net revenue in the three consecutive calendar months immediately preceding the date such Tranche Two Loans are funded. The Tranche Two Loans may also be drawn on a subsequent date with the satisfaction of the conditions for the Tranche Three Loans, Tranche Four Loans, or Tranche Five Loans, as applicable, provided that the Tranche Two Loans may not be drawn more than once. The Tranche Three Loans in an amount not to exceed $5.0 million may be drawn upon on or before November 29, 2021 provided that we generate at least $10.0 million in net revenue in the three consecutive calendar months immediately preceding such date such Tranche Three Loans are funded. The Tranche Three Loans may also be drawn on a subsequent date with the satisfaction of the conditions for the Tranche Four Loans or Tranche Five Loans, as applicable, provided that the Tranche Three Loans may not be drawn more than once. The Tranche Four Loans in an amount not to exceed $10.0 million may be drawn upon, subject to the consent of the Lenders, on or before August 29, 2022 provided that we generate at least $20.0 million in net revenue in the three consecutive calendar months immediately preceding the date such Tranche Four Loans are funded. The Tranche Four Loans may also be drawn on a subsequent date with the satisfaction of the conditions for the Tranche Five Loans provided that the Tranche Four Loans may not be drawn more than once. The Tranche Five Loans in an amount not to exceed $20.0 million may be drawn upon, subject to the consent of the Lenders, on or before March 1, 2023 provided that we generate at least $100.0 million in net revenue in the twelve consecutive calendar months immediately preceding the date such Tranche Five Loans are funded.

On August 1, 2022, we entered into Amendment No. 1 and Waiver to Credit Agreement with MAM Eagle Lender. Pursuant to the terms of the amendment, the lenders waived any default under the credit agreement (including the imposition of a default interest rate with respect to the default) resulting from our failure to comply with the minimum cash covenant, which requires us to maintain at least $5.0 million in a liquidity account. In addition, the amendment, among other items, (i) provides that 30% of any cash proceeds received by us from certain potential strategic licensing transactions shall be used to prepay amounts outstanding under the credit agreement; and (ii) decreases the amount of cash we are required to maintain pursuant to the minimum liquidity covenant to $3.0 million for a period beginning on August 1, 2022, and ending on August 31, 2022, at which point the amount required pursuant to the minimum liquidity covenant shall increase to $5.0 million.

On October 24, 2022, we entered into Amendment No. 2 and Waiver to Credit Agreement with MAM Eagle Lender. Pursuant to the terms of the amendment, the Credit Agreement is amended such that we must repay the principal thereunder (i) on the first business day of each month until the Interest Payment Date on December 1, 2022, in equal monthly installments of principal based on an amortization schedule of 36 months, (ii) an additional payment of principal in the amount of $0.3 million prior to December 31, 2022 and (iii) commencing on the Interest Payment Date on January 2, 2023 and on each Interest Payment Date thereafter until the obligations have been repaid in full, the principal amount of $0.5 million. In addition, the amendment decreases the minimum cash covenant we are required to maintain under the Credit Agreement to (i) $3.0 million for the period beginning on October 1, 2022, and ending on November 30, 2022, (ii) $4.5 million for the period beginning on December 1, 2022, and ending on February 28, 2023, and (iii) $4.0 million from and after March 1, 2023. Further, we have agreed that prior to December 31, 2022, we shall not, without the prior written consent of the Lenders, make or permit any payment under its agreements with Alkermes. In consideration for the amendment, we paid the Agent an amendment fee of $0.01 million and the Lender an amendment fee of $0.2 million.

On December 1, 2022, we entered into Amendment No. 3 to Credit Agreement with MAM Eagle Lender. Pursuant to the terms of the amendment, the amendment decreases the minimum cash covenant we are required to maintain under the credit agreement to (a) from October 1, 2022 to December 6, 2022 to not be less than $3.0 million at any time, (b) from December 7, 2022 to February 28, 2023 to not be less than $4.5 million, and (c) from and after March 1, 2023 to not be less than $4.0 million.

In January 2023, we entered into Amendment No. 4 to Credit Agreement with MAM Eagle Lender. Pursuant to the terms of the amendment, the credit agreement was amended such that we must make (i) a payment of principal in the amount of $0.5 million on January 3, 2023, (ii) a payment of principal in the amount of $0.3 million on February 1, 2023 and March 1, 2023, and (iii) on the interest payment date on April 3, 2023 and on each interest payment date thereafter until the obligations are repaid in full, a payment in the principal amount of $0.5 million. In addition, the amendment decreases the minimum cash covenant we are required to maintain under the credit agreement, or the Minimum Liquidity Covenant, to (i) $3.0 million for the period beginning on October 1, 2022, and ending on December 6, 2022, (ii) $4.5 million for the period beginning on December 7, 2022, and ending on January 10, 2023, (iii) $2.225 million for the period beginning on January 11, 2023, and ending on February 28, 2023, and (iv) $3.0 million from and after March 1, 2023. Further, we have agreed that prior to April 30, 2023, we will not, without the prior written consent of MAM Eagle Lender, make or permit any payment under our agreements with Alkermes.

On March 29, 2023, we entered into Amendment No. 5 and Consent to Credit Agreement whereby MAM Eagle Lender consented to the transactions contemplated by the Transfer Agreement (as defined above) and agreed to release and discharge any liens granted or held by the lenders in respect of the assets discussed in the Transfer Agreement. The parties also agreed to, among other things, amend the minimum liquidity covenants under the Credit Agreement to require that we maintain $2.5 million of liquidity at all times.

On May 8, 2020, we entered into a promissory note for $1.5 million under the PPP of the CARES Act administered by the SBA. We have used the loan proceeds for covered payroll costs in accordance with the relevant terms and conditions of the CARES Act. This Loan may be partially or fully forgiven if we comply with the provisions of the CARES Act including the use of Loan proceeds for payroll costs, rent, utilities and other expenses, and at least 60% of the loan proceeds must be used for payroll costs as defined by the CARES Act. During the year ended December 31, 2021, we received a Notice of PPP Forgiveness Payment from the SBA regarding the approval of our application for forgiveness of the PPP Loan of $1.5 million and accrued interest. As a result, we recognized a gain on extinguishment of the PPP Loan of $1.5 million during the year ended December 31, 2021.

We anticipate that our principal uses of cash in the future will be primarily to fund our operations, pipeline development activities, working capital needs, capital expenditures and other general corporate purposes.

We expect to seek additional funding to sustain our future operations and while we have successfully raised capital in the past, the ability to raise capital in future periods is not assured. Based on our available cash as of December 31, 2022, we will need to raise additional capital in the next twelve months to continue as a going concern.

Sources and Uses of Cash

Cash used in operations from continuing operations was $16.4 million and $22.3 million for the years ended December 31, 2022 and 2021, respectively, which represents our operating losses less our non-cash items including: stock-based compensation, non-cash interest expense, gain on extinguishment of debt in the prior year, depreciation, and changes in warrant valuations, as well as changes in operating assets and liabilities.

There was no significant cash provided by investing activities from continuing operations for the years ended December 31, 2022 and 2021.

There was $18.4 million of cash provided by financing activities in the year ended December 31, 2022 consisting of net proceeds of $18.6 million from public offerings of common stock and warrants and $1.8 million of net proceeds from a registered direct offering of common stock and concurrent private placement of warrants, and $0.4 million in proceeds from warrant exercises. This was partially offset by payments on long-term debt of $2.2 million and payment of $0.2 million in deferred financing costs. There was $42.9 million of cash provided by financing activities in the year ended December 31, 2021 consisting of net proceeds of $30.8 million from registered direct offerings and net proceeds of $12.2 million from warrant exercises, partially offset by payments of withholdings on shares withheld for income taxes of $0.1 million.

Cash used in operations from discontinued operations was $11.4 million and $27.0 million for the years ended December 31, 2022 and 2021, respectively, which represents our operating losses from discontinued operation less our non-cash items including: stock-based compensation, depreciation, amortization, changes in fair value of contingent consideration, and impairment losses on property and equipment and intangible asset, as well as changes in operating assets and liabilities.

There was no significant cash used in investing activities from discontinued operation for the year ended December 31, 2022. Cash used in investing activities from discontinued operation for the year ended December 31, 2021 was $0.2 million, which was primarily due to purchases of property and equipment of $0.2 million.

There was $1.2 million of cash used in financing activities from discontinued operation in the year ended December 31, 2022, which was attributable to the payment of contingent consideration of $1.2 million. There was $7.9 million of cash used in financing activities from discontinued operation in the year ended December 31, 2021 attributable to the payment of contingent consideration of $7.9 million.

Our future use of operating cash and capital requirements will depend on many forward-looking factors, including the following:

•
our relationships with third parties, licensors, collaborators, and our employees;
•
our ability to execute our strategic priorities;
•
the scope, progress, results and costs of development for our other product candidates;
•
the cost, timing and outcome of regulatory review of our other product candidates;
•
the cost of manufacturing scale-up, acquiring drug product and other capital equipment for our other product candidates;
•
the extent to which we in-license, acquire or invest in products, businesses and technologies;
•
our ability to raise additional funds through equity or debt financings or sale of certain assets;
•
our ability to maintain listing on the Nasdaq Capital Market;
•
our ability to comply with our debt covenants;
•
our ability to achieve certain milestones to access and draw down additional tranches of debt under the Credit Agreement;
•
the extent to which any holders of our warrants exercise their warrants resulting in the payment of cash proceeds to us;
•
the costs of preparing, submitting and prosecuting patent applications and maintaining, enforcing and defending intellectual property claims; and
•
the effect of any changes in our effective tax rate due to changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, tax impacts and net operating loss utilization related to the Separation and changes in tax laws.

We might use existing cash and cash equivalents on hand, debt, equity financing, sale of assets or out-licensing revenue or a combination thereof to fund our operations or product acquisitions. If we increase our debt levels, we might be restricted in our ability to raise additional capital and might be subject to financial and restrictive covenants. Our shareholders may experience dilution as a result of the issuance of additional equity or debt securities. This dilution may be significant depending upon the amount of equity or debt securities that we issue and the prices at which we issue any securities.

Contractual Commitments

The table below reflects our contractual commitments from continuing operations as of December 31, 2022:

	Payments Due by Period (in 000s)
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Debt Obligations (1):
Debt	$7,756	$5,600	$2,156	$—	$—
Interest on Debt	1,056	727	329	—	—
Operating Leases (2)	1,468	330	556	582	—
Other Long-Term Liabilities:
Other License Commitments and Milestone payments (3)	16,395	80	190	125	—
Employment Agreements (4)	927	618	309	—	—
Total Contractual Obligations	$27,602	$7,355	$3,540	$707	$—

(1)
Debt obligations consist of principal, an exit fee of 2.5% of that principal and interest on the $7.8 million outstanding term loan under our Credit Agreement. See Note 10 to the Audited Consolidated Financial Statements included in this Exhibit 99.1.
(2)
We have become party to certain operating leases for the leased space in Malvern, Pennsylvania and Dublin, Ireland, as well as for office equipment, for which the minimum lease payments are presented. See Note 8 to the Audited Consolidated Financial Statements included in this Exhibit 99.1.
(3)
We license the NMBs from Cornell University pursuant to a license agreement under which we are obligated to make annual license maintenance fee payments, milestone payments and patent cost payments and to pay royalties on net sales of the NMBs. The amount reflects only payment obligations that are fixed and determinable that may arise based on meeting certain milestones. We are unable to reliably estimate the timing of certain of these payments totaling $16,000 because they are dependent on the type and complexity of the clinical studies and intended uses of the products, which timing for has not been established. In accordance with U.S. GAAP, certain of these obligations are not recorded on our Consolidated Balance Sheets. See Note 11(a) to the Audited Consolidated Financial Statements included in this Exhibit 99.1.
(4)
We have entered into an employment agreement with one of our named executive officers. As of December 31, 2022, this employment agreement provided for, among other things, annual base salary in an aggregate amount of not less than this amount, from that date through June 2024. In accordance with U.S. GAAP, these obligations are not recorded on our Consolidated Balance Sheets. See Note 11(d) to the Audited Consolidated Financial Statements included in this Exhibit 99.1.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our consolidated and combined financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, expenses and the disclosure of contingent assets and liabilities in our combined financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Impairment of Long-lived Assets – We are required to review the carrying value of long-lived assets, including property and equipment, for recoverability whenever events occur or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. The impairment test is a two-step test. Under step one we assess the recoverability of an asset (or asset group). The carrying amount of an asset (or asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected from the use and eventual disposition of the asset (or asset group). The impairment loss is measured in step two as the difference between the carrying value of the asset (or asset group) and its fair value. Assumptions and estimates used in the evaluation of impairment are subjective and changes in these assumptions may negatively impact projected undiscounted cash flows, which could result in impairment charges in future periods. On an ongoing periodic basis, we evaluate the useful life of our long-lived assets and determine if any economic, governmental or regulatory event has modified their estimated useful lives.

PART IV

Item 15. Exhibits and Consolidated Financial Statement Schedules

(a)(1) Consolidated Financial Statements.

The following consolidated financial statements are filed as a part of this Exhibit 99.1:

Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm (PCAOB ID: 274)

Report of Independent Registered Public Accounting Firm (PCAOB ID: 185)

Consolidated Balance Sheets as of December 31, 2022 and 2021

Consolidated Statements of Operations for the years ended December 31, 2022 and 2021

Consolidated Statements of Shareholders’ (Deficit) Equity for the years ended December 31, 2022 and 2021

Consolidated Statements of Cash Flows for the years ended December 31, 2022 and 2021

(a)(2) Consolidated Financial Statement Schedules.

Not applicable.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Baudax Bio, Inc:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Baudax Bio, Inc. and Subsidiaries (the “Company”) as of December 31, 2022, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The consolidated financial statements of the Company as of and for the year ended December 31, 2021 (the “2021 financial statements”), before the effects of both the reverse stock split discussed in Note 1 to the financial statements, and the retrospective adjustments upon adoption of ASU No. 2020-06 discussed in Note 3(j) to the financial statements (collectively, the “retrospective adjustments”), were audited by other auditors whose report, dated March 16, 2022, except for Note 4, as to which the date is June 28, 2023, expressed an unqualified opinion on those statements. We have also audited the adjustments to the 2021 financial statements to retrospectively give effect to the retrospective adjustments discussed in Notes 1 and 3(j) to the financial statements. In our opinion, such retrospective adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2021 financial statements of the Company other than with respect to the retrospective adjustments, and accordingly, we do not express an opinion or any other form of assurance on the 2021 financial statements taken as a whole.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses from continuing operations and negative cash flows from continuing operations and has an accumulated deficit of $190.9 million as of December 31, 2022 that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ EisnerAmper LLP

We have served as the Company’s auditor since 2022.

EISNERAMPER LLP

Philadelphia, Pennsylvania

February 23, 2023, except for Note 4, as to which date is June 28, 2023

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
Baudax Bio, Inc.:

Opinion on the Consolidated Financial Statements

We have audited, before the effects of the adjustments to retrospectively apply the changes in accounting described in Notes 1 and 3(j), the consolidated balance sheet of Baudax Bio, Inc. and subsidiaries (the Company) as of December 31, 2021, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes (collectively, the consolidated financial statements). The 2021 consolidated financial statements before the effects of both the reverse stock split discussed in Note 1 to the financial statements, and the retrospective adjustments upon adoption of ASU No. 2020-06 discussed in Note 3(j) to the financial statements (collectively, the “retrospective adjustments”) are not presented herein. In our opinion, the consolidated financial statements, before the effects of the adjustments to retrospectively apply the changes in accounting described in Notes 1 and 3(j), present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the changes in accounting described in Notes 1 and 3(j) and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring losses and negative cash flows from operations and has an accumulated deficit of $132.1 million as of December 31, 2021 that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

We served as the Company’s auditor from 2019 to 2022.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 16, 2022, except for Note 4, as to which the date is June 28, 2023

BAUDAX BIO, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(amounts in thousands, except share and per share data)	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$5,259	$15,891
Prepaid expenses and other current assets	303	1,450
Current assets of discontinued operation	785	6,153
Total current assets	6,347	23,494
Property, plant and equipment, net	9	69
Goodwill	2,127	2,127
Other long-term assets	854	963
Non-current assets of discontinued operation	695	26,624
Total assets	$10,032	$53,277
Liabilities and Shareholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$3,198	$1,090
Accrued expenses and other current liabilities	2,364	3,386
Current portion of long-term debt, net	5,600	2,222
Current liabilities of discontinued operation	10,298	8,948
Total current liabilities	21,460	15,646
Long-term debt, net	1,519	6,309
Other long-term liabilities	598	650
Non-current liabilities of discontinued operation	10,697	17,446
Total liabilities	34,274	40,051
Commitments and contingencies (Note 11)
Shareholders’ (deficit) equity:
Preferred stock, $0.01 par value. Authorized, 10,000,000 shares; issued and outstanding, 0 shares at December 31, 2022 and 8,289 shares at December 31, 2021	—	—
Common stock, $0.01 par value. Authorized, 190,000,000 shares; issued and outstanding, 1,623,913 shares at December 31, 2022 and 70,181 shares at December 31, 2021	16	1
Additional paid-in capital	166,646	145,314
Accumulated deficit	(190,904)	(132,089)
Total shareholders’ (deficit) equity	(24,242)	13,226
Total liabilities and shareholders’ (deficit) equity	$10,032	$53,277

See accompanying notes to consolidated financial statements.

BAUDAX BIO, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	For the Year ended December 31,
(amounts in thousands, except share and per share data)	2022	2021
Operating expenses:
Research and development	$3,200	$2,649
General and administrative	14,713	22,925
Change in warrant valuation	(7)	(58)
Total operating expenses	17,906	25,516
Operating loss from continuing operations	(17,906)	(25,516)
Other expense:
Other expense, net	(2,298)	(738)
Net loss from continuing operations	(20,204)	(26,254)
Net (loss) income on discontinued operation	(38,591)	6,485
Net loss	$(58,795)	$(19,769)

Per share information:
Net loss per share from continuing operations, basic and diluted	$(60.93)	$(479.63)
Net (loss) income per share from discontinued operation, basic and diluted	$(116.37)	$118.47
Net loss per share, basic and diluted	$(177.30)	$(361.16)
Weighted average common shares outstanding, basic and diluted	331,615	54,738

See accompanying notes to consolidated financial statements.

BAUDAX BIO, INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders’ (Deficit) Equity

	Preferred Stock		Common Stock		Additional	Accumulated
(amounts in thousands, except share data)	Shares	Amount	Shares	Amount	paid-in capital	deficit	Total
Balance, December 31, 2020	—	$—	34,777	$1	$97,521	$(112,320)	$(14,798)
Societal CDMO allocation - stock-based compensation	—	—	—	—	1,201	—	1,201
Stock-based compensation expense	—	—	—	—	3,588	—	3,588
Issuance of common and preferred stock and warrants for registered direct offerings, net	42,289	—	17,878	—	30,946	—	30,946
Conversion of preferred stock	(34,000)	—	9,714	—	—	—	—
Issuance of shares pursuant to vesting of restricted stock units, net of shares withheld for income taxes	—	—	375	—	(97)	—	(97)
Exercise of warrants	—	—	7,437	—	12,155	—	12,155
Net loss	—	—	—	—	—	(19,769)	(19,769)
Balance, December 31, 2021	8,289	—	70,181	1	145,314	(132,089)	13,226
Stock-based compensation expense	—	—	—	—	1,386	—	1,386
Issuance of common stock and warrants for public offerings, net	—	—	1,425,986	14	17,788	—	17,802
Issuance of common and preferred stock and warrants for registered direct offerings, net	—	—	41,152	—	1,707	—	1,707
Issuance of shares pursuant to vesting of restricted stock units, net of shares withheld for income taxes	—	—	351	—	(2)	—	(2)
Conversion of preferred stock	(8,289)	—	2,368	—		—	—
Exercise of warrants	—	—	83,875	1	433	—	434
Stock dividend	20,004	—	—	—	—	(20)	(20)
Redemption of preferred stock	(20,004)	—	—	—	20	—	20
Net loss	—	—	—	—	—	(58,795)	(58,795)
Balance, December 31, 2022	—	$—	1,623,913	$16	$166,646	$(190,904)	$(24,242)

See accompanying notes to consolidated financial statements.

BAUDAX BIO, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Year ended December 31,
(amounts in thousands)	2022	2021
Cash flows from operating activities:
Net loss	$(58,795)	$(19,769)
Loss (income) on discontinued operation	38,591	(6,485)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities from continuing operations:
Stock-based compensation	1,289	3,595
Non-cash-interest expense	1,017	897
Gain on extinguishment of debt	—	(1,553)
Depreciation expense	51	77
Non-cash loss on retirement of fixed assets	7	—
Change in warrant valuation	(7)	(58)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	1,277	748
Accounts payable, accrued expenses and other liabilities	139	259
Net cash used in operating activities, continuing operations	(16,431)	(22,289)
Cash flows from investing activities:
Purchase of short-term investments	—	(19,641)
Proceeds from maturity of short-term investments	—	19,650
Net cash provided by investing activities, continuing operations	—	9
Cash flows from financing activities:
Proceeds from public offering, net of transaction costs	18,637	—
Payments on long-term debt	(2,244)	—
Payment of deferred financing costs	(205)	—
Proceeds from registered direct offerings, net of transaction costs	1,762	30,824
Proceeds from warrant exercises	434	12,155
Payments of withholdings on shares withheld for income taxes	(3)	(97)
Net cash provided by financing activities, continuing operations	18,381	42,882
Net increase in cash and cash equivalents from continuing operations	1,950	20,602
Discontinued operation:
Cash flows used in operating activities	(11,362)	(26,981)
Cash flows used in investing activities	(20)	(203)
Cash flows used in financing activities	(1,200)	(7,869)
Net decrease in cash and cash equivalents from discontinued operations	(12,582)	(35,053)
Cash and cash equivalents, beginning of year	15,891	30,342
Cash and cash equivalents, end of year	$5,259	$15,891
Supplemental disclosure of cash flow information from continuing operations:
Offering costs included in accounts payable and accrued expenses	$915	$108
Right-of-use assets acquired	$—	$575

See accompanying notes to consolidated financial statements.

BAUDAX BIO, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts in thousands, except share and per share data)

(1) Background

Business

Baudax Bio, Inc. (“Baudax Bio” or the “Company”) is a pharmaceutical company primarily focused on innovative products for acute care and related settings. Baudax Bio believes it can bring valuable therapeutic options to patients, prescribers and payors to acute care and related markets.

The Company holds exclusive global rights to two new molecular entities, which are centrally acting Neuromuscular Blocking Agents (NMBs), BX1000, an intermediate duration of action NMB currently undergoing a Phase II clinical trial, and BX2000, an ultra-short acting NMB currently undergoing a Phase I clinical trial. A proprietary blockade reversal agent, BX3000, is currently being evaluated in preclinical studies intended to support an IND filing in 2023. BX3000 is an agent that is expected to rapidly reverse BX1000 and BX2000 blockade. All three agents are licensed from Cornell University. The Company believes these agents, when an NMB and BX3000 are administered in succession, allow for a rapid onset of centrally acting neuromuscular blockade, followed by a rapid reversal of the neuromuscular blockade with BX3000. These novel agents have the potential to meaningfully reduce time to onset and reversal of blockade and improve the reliability of onset and offset of neuromuscular blockade. This can potentially reduce time in operating rooms or post operative suites (PACU), resulting in potential clinical and cost advantages, as well as valuable cost savings for hospitals and ambulatory surgical centers and has the potential for an improved clinical profile in terms of safety.

In mid-2020, the Company launched its first commercial product, ANJESO, in the United States. ANJESO was the first and only 24-hour, intravenous, or IV, analgesia agent. ANJESO is a cyclooxygenase-2, or COX-2, preferential, non-steroidal anti-inflammatory, or NSAID, for the management of moderate to severe pain, which could be administered alone or in combination with other non-NSAID analgesics. The Company discontinued commercial sales of ANJESO in December of 2022 and further withdrew its New Drug Application (“NDA”) related to ANJESO in late March 2023. See Note 4 for discussion on the discontinued operation related to our ANJESO commercial business.

The Company has determined that it operates in a single segment involved in the development of innovative product candidates for hospital and related settings.

The Separation

Pursuant to the Separation Agreement between Societal CDMO, Inc. (“Societal CDMO”), formerly Recro Pharma, Inc., and Baudax Bio, Societal CDMO transferred the assets, liabilities, and operations of its Acute Care business to the Company (the “Separation”) and, on November 21, 2019, the distribution date, each Societal CDMO shareholder received one share of the Company’s common stock for every two and one-half shares of Societal CDMO common stock held of record at the close of business on November 15, 2019, the record date for the distribution (the “Distribution”). Following the Distribution and Separation, Baudax Bio operates as a separate, independent company.

Basis of Presentation

The accompanying consolidated financial statements are presented on a consolidated basis and include all of the accounts and operations of Baudax Bio and its subsidiaries. The consolidated financial statements reflect the financial position, results of operations and cash flows of Baudax Bio in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). All significant intercompany accounts and transactions are eliminated in consolidation.

Reverse Stock Splits

On February 16, 2022, the Company effected a reverse split of shares of the Company’s common stock on a 1-for-35 basis (the “Reverse Stock Split”). On December 1, 2022, the Company effected a second reverse split of shares of the Company’s common stock on a 1-for-40 basis (the “December Reverse Stock Split”). All issued and outstanding shares of common stock, warrants, common stock options, and unvested restricted stock units and the related per share amounts contained in the financial statements have been retroactively adjusted to reflect these reverse stock splits for all periods presented. The par value and authorized shares of common stock were not adjusted as a result of the reverse stock splits. Additionally, the authorized, issued and outstanding shares of preferred stock and their related per share amount, other than the conversion price per share, was not adjusted as a result of the reverse stock splits.

(2) Development Activity Risks, Liquidity and Going Concern

The Company has incurred operating losses since inception and has negative cash flows, working capital and equity, including accumulated deficit of $190,904, as of December 31, 2022.

BAUDAX BIO, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts in thousands, except share and per share data)

The Company has raised funds from debt and equity transactions and will be required to raise additional funds to continue to operate as a standalone entity. In order to fund development activities, and clinical and pre-clinical testing, the Company will require significant additional funding. The Company could delay clinical trial activity or reduce funding of specific programs in order to reduce cash needs. Insufficient funds may cause the Company to delay, reduce the scope of or eliminate one or more of its development, future commercialization, or expansion activities. The Company may raise such funds, if available, through debt financings, bank or other loans, through strategic research and development, licensing (including out-licensing) and/or marketing arrangements or through public or private sales of equity or debt securities from time to time. Financing may not be available on acceptable terms, or at all, and failure to raise capital when needed could materially adversely impact the Company’s growth plans and its financial condition or results of operations and ability to continue as a going concern. Additional debt or equity financing, if available, may be dilutive to holders of the Company’s common stock and may involve significant cash payment obligations and covenants that restrict the Company’s ability to operate its business.

The Company follows the provisions of Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”), Topic 205-40, “Presentation of Financial Statements — Going Concern”, or ASC 205-40, which requires management to assess the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are issued. Based on the Company’s available cash and cash equivalents as of December 31, 2022, management has concluded that substantial doubt exists about the Company’s ability to continue as a going concern for one year from the date these financial statements are issued. The Company expects to seek additional funding to sustain its future operations and while the Company has successfully raised capital in the past, the ability to raise capital in future periods is not assured. The Company is not expected to be able to maintain its minimum liquidity covenant over the next twelve months without additional inflows of funds or capital financing. The consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(3) Summary of Significant Accounting Principles

(a) Use of Estimates

The preparation of financial statements and the notes to the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates.

(b) Cash and Cash Equivalents

Cash and cash equivalents represents cash in banks and highly liquid short-term investments that have maturities of three months or less when acquired to be cash equivalents. These highly liquid short-term investments are both readily convertible to known amounts of cash and so near to their maturity that they present insignificant risk of changes in value because of the changes in interest rates.

(c) Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are as follows: three to seven years for furniture and office equipment; six to ten years for manufacturing equipment; and the shorter of the remaining lease term or useful life for leasehold improvements. Repairs and maintenance costs are expensed as incurred.

(d) Goodwill

Goodwill represents the excess of purchase price over the fair value of net assets acquired by the Company. Goodwill is not amortized but assessed for impairment on an annual basis or more frequently if impairment indicators exist. The impairment model prescribes a one-step method for determining impairment.

The one-step quantitative test calculates the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The Company has one reporting unit.

BAUDAX BIO, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts in thousands, except share and per share data)

The Company performs its annual goodwill impairment test as of November 30th, or whenever an event or change in circumstances occurs that would require reassessment of the recoverability of goodwill. In performing the evaluation, the Company assesses qualitative factors such as overall financial performance of its reporting unit, anticipated changes in industry and market conditions, including recent tax reform, intellectual property protection, and competitive environments. The Company performed its annual test as of November 30, 2022 and there was no impairment to goodwill based on the analysis.

(e) Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents. The Company manages its cash and cash equivalents based on established guidelines relative to diversification and maturities to maintain safety and liquidity.

(f) Research and Development

Research and development costs for the Company’s proprietary products/product candidates are charged to expense as incurred. Research and development expenses consist of internal costs and funds paid to third parties for the provision of services for pre-commercialization and manufacturing scale-up activities, drug development, pre-clinical activities, clinical trials, statistical analysis, report writing and regulatory filing fees and compliance costs. At the end of the reporting period, the Company compares payments made to third-party service providers to the estimated progress toward completion of the research or development project. Such estimates are subject to change as additional information becomes available. Depending on the timing of payments to the service providers and the progress that the Company estimates has been made as a result of the service provided, the Company may record net prepaid or accrued expenses relating to these costs.

Upfront and milestone payments made to third parties who perform research and development services on the Company’s behalf are expensed as services are rendered. Costs incurred in obtaining product technology licenses are charged to research and development expense as acquired in-process research and development (“IPR&D”) if the technology licensed has not reached technological feasibility and has no alternative future use.

(g) Stock-Based Awards

Share-based compensation included in the consolidated financial statements is based upon the Baudax Bio, Inc. 2019 Equity Incentive Plan (the “2019 Plan”). The plan includes grants of stock options, time-based vesting restricted stock units (“RSUs”) and performance-based RSUs. The Company measures employee stock-based awards at grant-date fair value and recognizes employee compensation expense on a straight-line basis over the vesting period of the award. The Company accounts for forfeitures as they occur.

Determining the appropriate fair value of stock options requires the input of subjective assumptions, including the expected life of the option and expected stock price volatility. The Company uses the Black-Scholes option pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and/or management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The expected life of stock options was estimated using the “simplified method,” as the Company has limited historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses an average of its peer group’s volatility in order to estimate future stock price trends. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The Company has never declared or paid cash dividends and has no plans to do so in the foreseeable future, therefore the dividend yield is zero.

BAUDAX BIO, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts in thousands, except share and per share data)

(h) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is recorded to the extent it is more likely than not that some portion or all of the deferred tax assets will not be realized. Because of the Company’s history of losses as a standalone entity, a full valuation allowance is recorded against deferred tax assets in all periods presented.

Unrecognized income tax benefits represent income tax positions taken on income tax returns that have not been recognized in the consolidated financial statements. The Company recognizes the benefit of an income tax position only if it is more likely than not (greater than 50%) that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position. Otherwise, no benefit is recognized. The tax benefits recognized are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company does not anticipate significant changes in the amount of unrecognized income tax benefits over the next year.

(i) Net Income (Loss) Per Common Share

Net loss per common share is computed using the two-class method required due to the participating nature of the Series A Preferred Stock (as defined and discussed in Note 12(b)). Except with respect to voting and conversion, the rights of the holders of the Company’s common stock and the Company’s Series A Preferred Stock are identical. Each class of shares has the same rights to dividends. Although the Preferred Stock are participating securities, such securities do not participate in net losses and therefore do not impact the Company’s net loss per share calculation as of December 31, 2022.

Basic net loss per common share is determined by dividing net loss attributable to common shareholders by the weighted average common shares outstanding during the period. Diluted net loss per common share is determined using the weighted average common shares outstanding during the period plus the weighted average number of shares of common shares that would be issued assuming exercise or conversion of all potentially dilutive instruments. The Company uses income from continuing operations as the control number in determining whether potential common shares are dilutive or antidilutive. The same number of potential common shares used in computing the diluted per-share amount for income from continuing operations is used in computing all other reported diluted per-share amounts even if those amounts will be antidilutive to their respective basic per-share amounts. Outstanding warrants, common stock options and unvested restricted stock units are excluded from the calculation of diluted net loss per share when their effect would be anti-dilutive.

For purposes of calculating basic and diluted loss per common share, the denominator includes the weighted average common shares outstanding, the weighted average common stock equivalents for warrants priced at par value, or $0.01, as the underlying common shares will be issued for little cash consideration and the conditions for the issuance of the underlying common shares are met when such warrants are issued, and, with regard to diluted loss per common share, the number of common stock equivalents if the inclusion of such common stock equivalents would be dilutive.

The following table sets forth the computation of basic and diluted income (loss) per share:

	Year ended December 31,
	2022	2021
Basic and Diluted Income (Loss) Per Share
Net loss from continuing operations	$(20,204)	$(26,254)
Net (loss) income from discontinued operation	$(38,591)	$6,485
Net loss	$(58,795)	$(19,769)

Net loss per share from continuing operations	$(60.93)	$(479.63)
Net (loss) income per share from discontinued operation	$(116.37)	$118.47
Net loss per share of common stock, basic and diluted	$(177.30)	$(361.16)

Weighted average common shares outstanding, basic and diluted	331,615	54,738

(j) Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity,” or ASU 2020-06. ASU 2020-06 simplifies accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. ASU 2020-06 also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years and early adoption is permitted in annual reporting periods ending after December 15, 2020. The Company adopted this guidance as of January 1, 2022, using the full retrospective method of adoption. The adoption eliminated the presentation of the beneficial conversion feature on the consolidated statement of operations and had no other material impact to the Company.

In May 2021, the FASB issued ASU No. 2021-04, “Earnings Per Share (Topic 260), Debt – Modifications and Extinguishments (Subtopic 470-50), Compensation – Stock Compensation (Topic 718), and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options,” or ASU 2021-04. ASU 2021-04 clarifies and reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options, such as warrants, that remain equity classified after modification or exchange. ASU 2021-04 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years and early adoption is permitted. The Company adopted this guidance as of January 1, 2022, using the prospective method of adoption. This adoption did not have a material impact to the Company or its disclosures.

In November 2021, the FASB issued ASU No. 2021-10, “Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance,” or ASU 2021-10. ASU 2021-10 requires entities to provide disclosures on government assistance transactions for annual reporting periods. The disclosures include information around the nature of the transaction, the related accounting policies used to account for the transaction, the effect of the transaction on the entity’s financial statements, and any significant terms and conditions of the agreements, including commitments and contingencies. ASU 2021-10 is effective for fiscal years beginning after December 15, 2021 and early adoption is permitted. The Company adopted this guidance as of January 1, 2022, using the prospective method of adoption. This adoption did not have a material impact to the Company or its disclosures.

Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” or ASU 2016-13. ASU 2016-13 requires companies to measure credit losses utilizing a methodology that reflects expected credit losses and requires consideration of a range of reasonable information to estimate credit losses on certain types of financial instruments, including trade receivables and available-for-sale debt securities. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, including those interim periods within those fiscal years. The Company is currently assessing the impact of adopting this standard, but based on a preliminary assessment, does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

BAUDAX BIO, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts in thousands, except share and per share data)

The following potentially dilutive securities have been excluded from the computations of diluted weighted average shares outstanding as they would be anti-dilutive:

	December 31,
	2022	2021
Options and restricted stock units outstanding	12,550	3,996
Warrants	2,849,559	37,176

Amounts in the table above reflect the common stock equivalents of the noted instruments.

4) Discontinued Operations

In March 2023, the Company entered into an Asset Transfer Agreement with Alkermes Pharma Ireland Limited (“Alkermes”) (the “Transfer Agreement”). Under the terms of the Transfer Agreement, the Company transferred the rights to certain patents,

BAUDAX BIO, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts in thousands, except share and per share data)

trademarks, equipment, data and other rights related to ANJESO (the “Assets”) to Alkermes. The Company also withdrew the New Drug Application (“NDA”) related to ANJESO and agreed, if elected by Alkermes at a later date, to transfer such withdrawn NDA to Alkermes at no additional cost.

Additionally, under the Transfer Agreement, the Company granted Alkermes a non-exclusive, perpetual and irrevocable, royalty-free and fully paid-up worldwide license, to the additional intellectual property owned by the Company necessary to or useful to exploit ANJESO. In consideration of the transfer of the Assets, the parties agreed to the termination of (i) the Purchase and Sale Agreement, dated March 7, 2015 by and among Alkermes, the Company and the other parties thereto (as amended, the “PSA”), (ii) the Asset Transfer and License Agreement, dated April 10, 2015 by and among Alkermes, the Company and the other parties thereto (as amended, the “ATLA”); and (iii) the Development, Manufacturing and Supply Agreement, dated as of July 10, 2015 by and between the Company and Alkermes (as amended, the “Manufacturing Agreement”) between the parties related to ANJESO (the PSA, ATLA and Manufacturing Agreement, collectively, the “ANJESO Agreements”). In connection with the termination of the ANJESO Agreements, no further payments of any kind pursuant to the ANJESO Agreements are payable by the Company to Alkermes.

The accounting requirements for reporting the abandonment of ANJESO as a discontinued operation were met when the agreements with Alkermes were executed. Accordingly, the accompanying consolidated financial statements for all periods presented reflect this business as a discontinued operation.

The historical consolidated balance sheets and statements of operations of the Company and the related notes to the consolidated financial statements have been presented showing the assets, liabilities, income and expenses specific to the operations with respect to the ANJESO commercial business and related agreements with Alkermes as discontinued operations in the consolidated financial statements and prior periods have been recast. Discontinued operations include results of the Company’s commercial business except for certain corporate overhead costs, which are included in continuing operations. Notes 5, 7, 9, 11, 13, 14, and 16 were adjusted accordingly for the operations recast as discontinued operations.

The following table shows amounts included in assets and liabilities of discontinued operations, respectively, on the Company’s Consolidated Balance Sheets at December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021

Current assets of discontinued operation:
Accounts receivable, net	$336	$542
Inventory	—	5,002
Prepaid expenses and other current assets	449	609
Total current assets of discontinued operation	785	6,153
Non-current assets of discontinued operation:
Property and equipment, net	695	4,946
Intangible assets, net	—	21,678
Total non-current assets of discontinued operation	695	26,624
Total assets of discontinued operation	$1,480	$32,777

Current liabilities of discontinued operation:
Accounts payable	$730	$378
Accrued expenses and other current liabilities	365	2,154
Current portion of contingent consideration	9,203	6,416
Total current liabilities of discontinued operation	10,298	8,948
Non-current liabilities of discontinued operation:
Long-term portion of contingent consideration	10,697	17,446
Total non-current liabilities of discontinued operation	10,697	17,446
Total liabilities of discontinued operation	$20,995	$26,394

The results of operations from discontinued operations for the years ended December 31, 2022 and 2021 have been reflected as discontinued operations in the consolidated statements of operations and consist of the following:

BAUDAX BIO, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts in thousands, except share and per share data)

	For the Year ended December 31,
	2022	2021
Revenue, net	$1,269	$1,080

Operating expenses:
Cost of sales	7,009	2,445
Research and development	687	476
Selling, general and administrative	9,406	22,385
Amortization of intangible assets	1,997	2,576
Change in contingent consideration valuation	(2,761)	(33,312)
Loss on impairment of property and equipment	4,157	—
Loss on impairment of intangible asset	19,681	—
Total operating expenses	40,176	(5,430)
Operating (loss) income from discontinued operation	(38,907)	6,510
Other income (expense):
Other income (expense), net	316	(25)
Net (loss) income from discontinued operation	$(38,591)	$6,485

The Company sold ANJESO in the U.S. through a single third-party logistics provider (“3PL”), which took title to and control of the goods, and was considered the customer. The Company recognized revenue from ANJESO product sales at the point the title to the product is transferred to the customer and the customer obtains control of the product. The transaction price that was recognized as revenue for products includes an estimate of variable consideration for reserves, which result from discounts, returns, chargebacks, rebates, and other allowances that were offered within contracts between the Company and end-user customers, wholesalers, group purchasing organizations and other indirect customers. The Company’s payment terms were generally between thirty to ninety days.

Historically, the Company’s intangible asset was classified as an asset resulting from R&D activities. The Company determined the useful life of its asset resulting from R&D activities to be approximately 10 years, which was based on the remaining patent life, and was amortized on a straight-line basis. The Company performed an impairment test as of December 31, 2022 after identifying indicators of impairment, such as a decline in share price, the termination of the dedicated commercial team, sustained impacts of COVID-19 on the market and the discontinuation of commercialization of ANJESO, and based on the quantitative analysis an impairment loss of $19,681 was recorded during the year ended December 31, 2022, eliminating the remaining carrying value of the intangible asset.

Additionally, the Company fully reserved for its inventory balance as of December 31, 2022, and recorded an impairment loss on property and equipment of $4,157 during the year ended December 31, 2022, which represents the non-cash impairment charge recorded for assets that were previously capitalized in connection with the construction of a second manufacturing suite at the Alkermes manufacturing facility. The suite is no longer planned to be used for production.

(5) Fair Value of Financial Instruments

The Company follows the provisions of FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” for fair value measurement recognition and disclosure purposes for its financial assets and financial liabilities that are remeasured and reported at fair value each reporting period. The Company measures certain financial assets and liabilities at fair value on a recurring basis, including cash equivalents, warrants, and contingent consideration. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of financial assets and financial liabilities and their placement within the fair value hierarchy. Categorization is based on a three-tier valuation hierarchy, which prioritizes the inputs used in measuring fair value, as follows:

•
Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities;
•
Level 2: Inputs that are other than quoted prices in active markets for identical assets and liabilities, inputs that are quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are either directly or indirectly observable; and
•
Level 3: Unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

BAUDAX BIO, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts in thousands, except share and per share data)

The Company has classified assets and liabilities measured at fair value on a recurring basis as follows:

	Fair value measurements at reporting date using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
At December 31, 2022:
Assets:
Cash equivalents
Money market mutual funds (See Note 6)	$2,241	$—	$—
Total cash equivalents	$2,241	$—	$—
At December 31, 2021:
Assets:
Cash equivalents (See Note 6)
Money market mutual funds	$10,110	$—	$—
Total cash equivalents	$10,110	$—	$—
Liabilities:
Warrants (See Note 12(c))	$—	$—	$7
	$—	$—	$7

The Company follows the disclosure provisions of FASB ASC Topic 825, “Financial Instruments”, for disclosure purposes for financial assets and financial liabilities that are not measured at fair value. As of December 31, 2022, the financial assets and liabilities recorded on the Consolidated Balance Sheets that are not measured at fair value on a recurring basis include accounts payable and accrued expenses, which approximate fair value due to the short-term nature of these instruments. The fair value of debt, where a quoted market price is not available, is evaluated based on, among other factors, interest rates currently available to the Company for debt with similar terms, remaining payments and considerations of the Company’s creditworthiness. The Company determined that the recorded book value of debt approximated fair value at December 31, 2022 due to the fact that the debt arrangements reflect market terms from recent transactions.

(6) Cash Equivalents

The following is a summary of cash equivalents:

	December 31, 2022
	Amortized	Gross Unrealized		Estimated
Description	Cost	Gain	Loss	Fair Value
Money market mutual funds	$2,241	$—	$—	$2,241
Total cash equivalents	$2,241	$—	$—	$2,241

	December 31, 2021
	Amortized	Gross Unrealized		Estimated
Description	Cost	Gain	Loss	Fair Value
Money market mutual funds	$10,110	$—	$—	$10,110
Total cash equivalents	$10,110	$—	$—	$10,110

As of December 31, 2022 and December 31, 2021, the Company’s cash equivalents had maturities of one month.

BAUDAX BIO, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts in thousands, except share and per share data)

(7) Property, Plant and Equipment

Property, plant and equipment consists of the following:

	December 31, 2022	December 31, 2021
Building and improvements	$166	$196
Furniture, office and computer equipment	306	465
Manufacturing and laboratory equipment	—	11
	472	672
Less: accumulated depreciation	463	603
Property, plant and equipment, net	$9	$69

Depreciation expense for the years ended December 31, 2022 and 2021 was $51 and $77, respectively.

(8) Leases

The Company is a party to various operating leases in Malvern, Pennsylvania, and Dublin, Ireland for office space and office equipment. Right-of-use assets are recorded on the Consolidated Balance Sheet in other long-term assets. Operating lease liabilities are recorded on the Consolidated Balance Sheet in accrued expenses and other current liabilities and other long-term liabilities, based on the timing of expected cash payments.

The Company determines if an arrangement is a lease at inception. The arrangement is a lease if it conveys the right to the Company to control the use of identified property, plant, or equipment for a period of time in exchange for consideration. Lease terms vary based on the nature of operations. The current leased facility recorded on the Consolidated Balance Sheet is classified as an operating lease with a remaining lease term of 5 years. Most leases contain specific renewal options where notice to renew must be provided in advance of lease expiration or automatic renewals where no advance notice is required. Periods covered by an option to extend the lease were included in the non-cancellable lease term when exercise of the option was determined to be reasonably certain. Costs determined to be variable and not based on an index or rate were not included in the measurement of operating lease liabilities. As most leases do not provide an implicit rate, the Company’s effective interest rate was used to discount its lease liabilities.

The Company’s leases with an initial term of twelve months or less that do not have a purchase option or extension that is reasonably certain to be exercised are not included in the right of use asset or lease liability on the Consolidated Balance Sheets. Lease expense is recognized on a straight-line basis over the lease term.

As of December 31, 2022, undiscounted future lease payments for non-cancellable operating leases are as follows:

Lease payments
2023	$330
2024	278
2025	278
2026	287
2027	295
Total lease payments	1,468
Less imputed interest	(652)
Total operating lease liability	$816

As of December 31, 2022, the weighted average remaining lease term was 5 years and the weighted average discount rate was 23%.

The components of the Company’s lease cost were as follows:

	December 31, 2022	December 31, 2021
Operating lease cost	$285	$330
Short-term lease cost	139	192
Total lease cost	$424	$522

Cash paid for amounts included in the measurement of lease liabilities, which is included in operating cash flows, was $326 and $348 for the years ended December 31, 2022 and 2021, respectively.

BAUDAX BIO, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts in thousands, except share and per share data)

(9) Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	December 31,	December 31,
	2022	2021
Payroll and related costs	$656	$1,714
Professional and consulting fees	789	940
Other research and development costs	593	156
Interest payable	94	116
Other	232	460
Accrued expenses and other current liabilities	$2,364	$3,386

In March 2022, the Company implemented a reduction in force impacting approximately 17 employees related to its continuing operations, which resulted in a charge of $1,733, primarily related to severance, of which $518 remains accrued and unpaid as of December 31, 2022.

(10) Debt

The following table summarizes the components of the carrying value of debt:

	December 31,	December 31,
	2022	2021
Credit Agreement	$10,000	$10,000
Payment of principal	(2,244)	—
Unamortized deferred issuance costs	(828)	(1,583)
Exit fee accretion	191	114
Total debt	$7,119	$8,531

Current portion	$5,600	$2,222
Long-term portion, net	1,519	6,309

Credit Agreement

On May 29, 2020 (the “Credit Agreement Closing Date”), the Company entered into a $50,000 Credit Agreement (the “Credit Agreement”) by and among the Company, Wilmington Trust, National Association, in its capacity as the agent (“Agent”), and MAM Eagle Lender, LLC, as the lender (together with any other lenders under the Credit Agreement from time to time, collectively, the “Lenders”). The Credit Agreement provides for a term loan in the original principal amount of $10,000 (the “Tranche One Loans”) funded on the Credit Agreement Closing Date. Pursuant to the terms of the Credit Agreement, there are four additional tranches of term loans, in an aggregate original principal amount of $40,000 (the “Tranche Two Loans”, “Tranche Three Loans”, “Tranche Four Loans” and the “Tranche Five Loans”, and collectively with the Tranche One Loans, the “Term Loans” and each a “Term Loan”). As of December 31, 2022, no funds have been drawn from the additional tranches and are not expected to be drawn in the future.

The Term Loans will bear interest at a per annum rate equal to 13.5%, with monthly, interest-only payments until the date that is three years prior to the Maturity Date (as defined below) (the “Amortization Date”). The maturity date of the Credit Agreement is May 29, 2025, but may be extended to May 29, 2026 provided that the EBITDA (as defined in the Credit Agreement) for the consecutive twelve-month period ending on or immediately prior to May 29, 2022 is greater than $10,000 (such date, “Maturity Date”), which the Company did not achieve. Beginning on the Amortization Date, the Company was obligated to pay amortization payments (in addition to the interest stated above) on such date and each month thereafter in equal month installments of principal based on an amortization schedule of thirty-six months. Any unpaid principal amount of the Term Loans is due and payable on the Maturity Date.

BAUDAX BIO, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts in thousands, except share and per share data)

Subject to certain exceptions, the Company is required to make mandatory prepayments of the Term Loans, with the proceeds of asset sales, extraordinary receipts, debt issuances and specified other events. The Company may make voluntary prepayments in whole or in part, subject to a prepayment premium equal to (i) with respect to any prepayment paid on or prior to the third anniversary of the Tranche One Loan (or, in the case of each of the Tranche Two Loans, Tranche Three Loans, Tranche Four Loans or Tranche Five Loans, the third anniversary of the date each such loan is funded), the remaining scheduled payments of interest that would have accrued on the Term Loans being prepaid, repaid or accelerated, but that remained unpaid, in no event to be less than 5.0% of the principal amount of the Term Loan being prepaid, and (ii) with respect to any prepayment paid after the third but prior to the fourth anniversary of the Tranche One Loan (or, in the case of each of the Tranche Two Loans, Tranche Three Loans, Tranche Four Loans or Tranche Five Loans, the fourth anniversary of the date each such loan is funded), 3.0% of the principal amount of the Term Loan being prepaid. In addition, an exit fee will be due and payable upon prepayment or repayment of the Term Loans (including, without limitation, on the Maturity Date) equal to the lesser of 2.5% of the sum of the aggregate principal amount of the Term Loans advanced or approved to be advanced by the Lenders and $700; provided that such exit fee will be equal to $700 if fee is paid in conjunction with a change of control that occurs in connection with the payoff or within 6 months thereof. As of December 31, 2022, the Company will have to pay a 2.5% exit fee, which is $250 at the current outstanding loan balance and is being accreted to the carrying amount of the debt using the effective interest method over the term of the loan.

The Credit Agreement contains certain usual and customary affirmative and negative covenants, as well as financial covenants including a minimum liquidity requirement of $5,000 at all times (the “Minimum Liquidity Covenant”) and minimum EBITDA levels that the Company may need to satisfy on a quarterly basis beginning in September 2021, subject to borrowing levels. As of December 31, 2022, the Company was in compliance with the Minimum Liquidity Covenant as the minimum EBITDA criteria is not applicable until additional tranches are drawn. As of December 31, 2022, borrowings under the Credit Agreement are classified based on their schedule maturities.

In connection with the Credit Agreement, the Company issued a warrant to MAM Eagle Lender, LLC to purchase 376 shares of the Company’s common stock, at an exercise price equal to $6,426.00 per share. See Note 12(c) for additional information. The warrant is exercisable through May 29, 2027.

The Company recorded debt issuance costs for the Credit Agreement of $1,496 plus the fair value of warrants of $1,423, which are being amortized using the effective interest method over the term of Credit Agreement. Debt issuance cost amortization is included in interest expense within the Consolidated Statements of Operations. As of December 31, 2022, the effective interest rate was 31.77%, which takes into consideration the non-cash amortization of the debt issuance costs and accretion of the exit fee. The Company recorded debt issuance cost amortization related to the Credit Agreement of $960 and $844 for the years ended December 31, 2022 and 2021, respectively.

On August 1, 2022, the Company entered into Amendment No. 1 and Waiver to Credit Agreement, or the Amendment, with MAM Eagle Lender. Pursuant to the terms of the Amendment, the lenders waived any default under the credit agreement (including the imposition of a default interest rate with respect to the default) resulting from our failure to comply with the Minimum Liquidity Covenant. In addition, the Amendment, among other items, (i) provides that 30% of any cash proceeds received by the Company from certain potential strategic licensing transactions shall be used to prepay amounts outstanding under the credit agreement; and (ii) decreases the amount of cash the Company is required to maintain pursuant to the Minimum Liquidity Covenant to $3,000 for a period beginning on August 1, 2022, and ending on August 31, 2022, at which point the amount required pursuant to the Minimum Liquidity Covenant shall increase to $5,000.

On October 24, 2022, the Company entered into Amendment No. 2 and Waiver to Credit Agreement, or the Amendment, with MAM Eagle Lender. Pursuant to the terms of the Amendment, the Credit Agreement is amended such that the Company must repay the principal thereunder (i) on the first business day of each month until the Interest Payment Date on December 1, 2022, in equal monthly installments of principal based on an amortization schedule of 36 months, (ii) an additional payment of principal in the amount of $300 prior to December 31, 2022 and (iii) commencing on the Interest Payment Date on January 2, 2023 and on each Interest Payment Date thereafter until the obligations have been repaid in full, the principal amount of $500. In addition, the Amendment decreases the minimum cash covenant the Company is required to maintain under the Credit Agreement to (i) $3,000 for the period beginning on October 1, 2022, and ending on November 30, 2022, (ii) $4,500 for the period beginning on December 1, 2022, and ending on February 28, 2023, and (iii) $4,000 from and after March 1, 2023. Further, the Company has agreed that prior to December 31, 2022, it shall not, without the prior written consent of the Lenders, make or permit any payment under its agreements with Alkermes. In consideration for the Amendment, the Company agreed to pay the Agent an amendment fee of $5 and the Lender an amendment fee of $200.

On December 1, 2022, the Company entered into Amendment No. 3 to Credit Agreement with MAM Eagle Lender. Pursuant to the terms of the amendment, the amendment decreases the minimum cash covenant the Company is required to maintain under the credit agreement to (a) from October 1, 2022 to December 6, 2022 to not be less than $3,000 at any time, (b) from

BAUDAX BIO, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts in thousands, except share and per share data)

December 7, 2022 to February 28, 2023 to not be less than $4,500, and (c) from and after March 1, 2023 to not be less than $4,000.

In January 2023, the Company entered into Amendment No. 4 to Credit Agreement with MAM Eagle Lender. Pursuant to the terms of the amendment, the credit agreement was amended such that the Company must make (i) a payment of principal in the amount of $500 on January 3, 2023, (ii) a payment of principal in the amount of $300 on February 1, 2023 and March 1, 2023, and (iii) on the interest payment date on April 3, 2023 and on each interest payment date thereafter until the obligations are repaid in full, a payment in the principal amount of $500. In addition, the amendment decreases the minimum cash covenant the Company is required to maintain under the credit agreement, or the Minimum Liquidity Covenant, to (i) $3,000 for the period beginning on October 1, 2022, and ending on December 6, 2022, (ii) $4,500 for the period beginning on December 7, 2022, and ending on January 10, 2023, (iii) $2,225 for the period beginning on January 11, 2023, and ending on February 28, 2023, and (iv) $3,000 from and after March 1, 2023. Further, the Company agreed that prior to April 30, 2023, it will not, without the prior written consent of MAM Eagle Lender, make or permit any payment under its agreements with Alkermes.

As a result of the liquidity conditions discussed in Note 2, the Company is not expected to be able to comply with the Minimum Liquidity Covenant, as amended, over the next twelve months without additional capital financing. If the Company is unable to maintain its Minimum Liquidity Covenant, it is reasonably possible that the Lenders could demand repayment of the borrowings under the Credit Agreement during the next twelve months.

(11) Commitments and Contingencies

(a) Licenses and Supply Agreements

In June 2017, the Company acquired the exclusive global rights to two novel neuromuscular blocking agents (“NMBs”) and a proprietary reversal agent from Cornell University (“Cornell”). The NMBs and reversal agent are referred to herein as the NMB Related Compounds. The NMB Related Compounds include one novel intermediate-acting NMB that has initiated Phase I clinical trials and two other agents, a novel short-acting NMB, and a rapid-acting reversal agent specific to these NMBs. The Company is obligated to make: (i) an annual license maintenance fee payment to Cornell in the remaining range of $70 to $125 until the first commercial sale of the NMB Related Compounds; and (ii) milestone payments to Cornell upon the achievement of certain milestones, up to a maximum, for each NMB Related Compound, of $5,000 for U.S. regulatory approval and commercialization milestones and $3,000 for European regulatory approval and commercialization milestones. The Company is obligated to pay Cornell royalties on net sales of the NMB Related Compound at a rate ranging from low to mid-single digits, depending on the applicable NMB Related Compounds and whether there is a valid patent claim in the applicable country, subject to an annual minimum royalty amount. Further, the Company reimburses Cornell for its ongoing patent costs related to prosecution and maintenance of the patents related to the Cornell patents for the NMB Related Compounds. Through December 31, 2022, no such milestones have been achieved.

(b) Contingent Consideration for the Alkermes Transaction

On April 10, 2015, Societal CDMO, Inc. (“Societal CDMO”), formerly Recro Pharma, Inc., completed the acquisition of a manufacturing facility in Gainesville, Georgia and the licensing and commercialization rights to ANJESO (the “Alkermes Transaction”). Pursuant to the purchase and sale agreement and subsequent amendment with Alkermes, as amended, governing the Alkermes Transaction, the Company agreed to pay to Alkermes up to an additional $140,000 in milestone payments including $60,000 upon regulatory approval payable over a seven-year period, as well as net sales milestones related to ANJESO and royalties on future product sales of ANJESO.

On March 29, 2023, the Company entered into the Transfer Agreement. Under the terms of the Transfer Agreement, the Company transferred the Assets to Alkermes. The Company also withdrew the NDA related to ANJESO and agreed, if elected by Alkermes at a later date, to transfer such withdrawn NDA to Alkermes at no additional cost. As a result, contingent consideration is included in current and non-current liabilities of discontinued operations (see Note 4).

Additionally, under the Transfer Agreement, the Company granted Alkermes a non-exclusive, perpetual and irrevocable, royalty-free and fully paid-up worldwide license, to the additional intellectual property owned by the Company necessary to or useful to exploit ANJESO. In consideration of the transfer of the Assets, the parties agreed to the termination of (i) the Purchase and Sale Agreement, dated March 7, 2015, (ii) the Asset Transfer and License Agreement, dated April 10, 2015; and (iii) the Development, Manufacturing and Supply Agreement, dated as of July 10, 2015. In connection with the termination of the ANJESO Agreements, no further payments of any kind pursuant to the ANJESO Agreements will be payable by the Company to Alkermes.

BAUDAX BIO, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts in thousands, except share and per share data)

Historically, the contingent consideration consisted of four separate components. The first component was (i) a $5,000 payment made in the first quarter of 2019 and (ii) a $5,000 payment made in the second quarter of 2019. The second components became payable upon regulatory approval in February 2020 and included (i) a $5,000 payment, which was paid in three installments during 2020 and 2021, and (ii) $45,000 payable in seven equal annual payments of approximately $6,400 beginning on the first anniversary of such approval, of which the first payment was made in the first quarter of 2021. The Company paid $1,200 of the second payment in 2022. The third component consisted of three potential payments, based on the achievement of specified annual revenue targets. The fourth component consists of a royalty payment between 10% and 12% (subject to a 30% reduction when no longer covered by patent) for a defined term on future ANJESO net sales, which was paid quarterly.

(c) Litigation

The Company is involved, from time to time, in various claims and legal proceedings arising in the ordinary course of its business. The Company accrues for any legal costs as they are incurred. Except as disclosed below, the Company is not currently a party to any such claims or proceedings that, if decided adversely to it, would either individually or in the aggregate have a material adverse effect on its business, financial condition or results of operations. In connection with the Separation, the Company accepted assignment by Societal CDMO of all of Societal CDMO’s obligations in connection with a securities class action lawsuit (the “Securities Litigation”) and agreed to indemnify Societal CDMO for all liabilities related to the Securities Litigation.

On May 31, 2018, the Securities Litigation was filed against Societal CDMO and certain of Societal CDMO’s officers and directors in the U.S. District Court for the Eastern District of Pennsylvania (Case No. 2:18-cv-02279-MMB) that purported to state a claim for alleged violations of Section 10(b) and 20(a) of the Exchange Act and Rule 10(b)(5) promulgated thereunder, based on statements made by Societal CDMO concerning the NDA for ANJESO. The complaint seeks unspecified damages, interest, attorneys’ fees, and other costs. On December 10, 2018, the lead plaintiff filed an amended complaint that asserted the same claims and sought the same relief but included new allegations and named additional officers as defendants. On February 8, 2019, Societal CDMO filed a motion to dismiss the amended complaint in its entirety, which the lead plaintiff opposed on April 9, 2019. On May 9, 2019, Societal CDMO filed its response and briefing was completed on the motion to dismiss. In response to questions from the Judge, the parties submitted supplemental briefs with regard to the motion to dismiss the amended complaint during the fall of 2019. On February 18, 2020, the motion to dismiss was granted without prejudice. On April 25, 2020, the plaintiff filed a second amended complaint. Societal CDMO filed a motion to dismiss the second amended complaint on June 18, 2020. The plaintiff filed an opposition to the motion to dismiss on August 17, 2020. On September 16, 2020, Societal CDMO filed a reply in support of the motion to dismiss. On March 1, 2021, Societal CDMO’s second motion to dismiss was denied. On June 21, 2021, the defendants filed an answer and affirmative defenses to the second amended complaint. Since then, the parties have been engaged in discovery, which concluded by March 15, 2022. On September 30, 2021, the plaintiff filed a motion for class certification and appointment of class representative. Societal CDMO filed an opposition to the plaintiff’s motion on November 30, 2021. On January 6, 2022, the plaintiff filed a reply in support of the motion for class certification.

On March 24, 2022, the plaintiff informed the Court that the parties had reached an agreement-in-principle to settle the Securities Litigation and requested that the court stay all deadlines. On May 10, 2022, plaintiff filed an unopposed motion for preliminary approval of the class action settlement. The Court entered an order preliminarily approving the settlement and providing for notice on May 12, 2022. A hearing for final approval of the settlement was held on October 26, 2022, and the settlement was approved in December 2022. The decision had no impact to the financial statements.

(d) Certain Compensation and Employment Agreements

The Company entered into an employment agreement with one of its named executive officers in February 2020. As of December 31, 2022, this employment agreement provided for, among other things, annual base salary in an aggregate amount of not less than $927, from that date through June 2024.

(12) Capital Structure

(a) Common Stock

On November 21, 2019, the Company separated from Societal CDMO as a result of a special dividend distribution of all the outstanding shares of its common stock to Societal CDMO shareholders. On the distribution date, each Societal CDMO shareholder received one share of Baudax Bio’s common stock for every two and one-half shares of Societal CDMO common stock held of record at the close of business on November 15, 2019. Upon the distribution, 6,712 shares of common stock were issued.

BAUDAX BIO, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts in thousands, except share and per share data)

The Company is authorized to issue 190,000,000 shares of common stock, with a par value of $0.01 per share.

On February 8, 2021, the Company closed a registered direct offering of 7,857 shares of common stock (the “February Offering”) at an offering price of $2,240.00 per share for net proceeds to the Company of $16,187. As compensation to the Placement Agent, the Company agreed to pay the Placement Agent a cash fee of 6.0% of the gross proceeds raised in the February Offering, plus a management fee equal to 1.0% of the gross proceeds raised in the February Offering and reimbursement of certain expenses and legal fees. The Company also issued to designees of the Placement Agent warrants to purchase 471 shares of common stock (the “February Placement Agent Warrants”) at an exercise price of $2,800.00 per share.

On May 31, 2021, the Company closed a registered direct offering of 10,021 shares of common stock (the “May Offering”) at an offering price of $1,190.00 per share and warrants to purchase 10,021 shares of common stock (the “May Warrants”) at an exercise price of $1,260.00 per share, for net proceeds to the Company of $10,861. As compensation to the Placement Agent, the Company agreed to pay the Placement Agent a cash fee of 6.0% of the gross proceeds raised in the May Offering, plus a management fee equal to 1.0% of the gross proceeds raised in the May Offering and reimbursement of certain expenses and legal fees. The Company also issued to designees of the Placement Agent warrants to purchase 601 shares of common stock (the “May Placement Agent Warrants”) at an exercise price of $1,487.50 per share. The May Warrants and May Placement Agent Warrants were exercisable on the six-month anniversary of the closing date of the May Offering.

On December 28, 2021, the Company closed a registered direct offering (the “December 2021 Offering”) of 42,289.3 shares of the Company’s Series A Preferred Stock, par value $0.01 per share (the “Preferred Stock”), at a stated value of $100.00 per share and warrants to purchase 9,062 shares of common stock of the Company (the “December 2021 Warrants”) for net proceeds of $3,658. The shares of Preferred Stock are convertible, on the date after the issuance thereof, into an aggregate of 12,083 shares of common stock at a conversion price of $350.00 per share, of which 34,000 shares of Preferred Stock were converted to common stock on December 29, 2021 and the remaining were converted in the first quarter of 2022. The Preferred Stock have no voting rights, other than the right to vote as a class on certain matters, and each share of Preferred Stock will have the right to cast 125,000 votes per share of Preferred Stock on an amendment to the Company’s Amended and Restated Articles of Incorporation, as amended, to effect a reverse stock split of the Company’s outstanding shares of common stock by a ratio to be determined by the Board of Directors of the Company, voting together with the common stock as a single class; and in accordance with Nasdaq Stock Market LLC Listing Rules, the votes cast by holders of the Preferred Stock must be counted by the Company in the same proportion as the aggregate shares of Common Stock voted on the proposal. The holders of Preferred Stock are entitled to dividends, on an as-if converted basis, equal to dividends actually paid, if any, on shares of common stock. The Company recognized a beneficial conversion charge of $2,422 during the year ended December 31, 2021, which represents the in-the-money value of the conversion rate as of the date of issuance. As compensation to the Placement Agent, the Company agreed to pay the Placement Agent a cash fee of 7.0% of the gross proceeds raised in the December 2021 Offering, plus a management fee equal to 1.0% of the gross proceeds raised in the December 2021 Offering and reimbursement of certain expenses and legal fees. The Company also issued to designees of the Placement Agent warrants to purchase 724 shares of common stock (the “December 2021 Placement Agent Warrants”). The December 2021 Warrants and the December 2021 Placement Agent Warrants have an exercise price of $448.00 per share and were exercisable upon the six-month anniversary of their issuance.

On March 1, 2022, the Company closed an underwritten public offering of 45,791 shares of its common stock, pre-funded warrants to purchase 41,929 shares of common stock at an exercise price of $0.40 per share and warrants to purchase 87,719 shares of common stock at an exercise price of $130.00 per share, as well as up to 13,158 additional shares of common stock and/or additional warrants to purchase up to 13,158 shares of common stock, which may be purchased pursuant to a 30-day option to purchase additional securities granted to H.C. Wainwright & Co., LLC (the “Underwriter”) by the Company. The public offering price for each share of common stock and accompanying warrant to purchase one share of common stock was $114.00, and the public offering price for each pre-funded warrant and accompanying warrant was $113.60. As compensation to the Underwriter, the Company agreed to pay to the Underwriter a cash fee of 7.0% of the gross proceeds, plus a cash management fee equal to 1.0% of the gross proceeds and reimbursement of certain expenses and legal fees. The Company also issued to designees of the Underwriter warrants to purchase 5,263 shares of common stock at an exercise price of $142.50 per share. On February 28, 2022, the Underwriter partially exercised its option to purchase an additional 2,847 warrants. Net proceeds to the Company, after deducting underwriting discounts and commissions and offering expenses, was $8,791.

On May 17, 2022, the Company entered into a securities purchase agreement with institutional investors named therein, pursuant to which the Company agreed to issue and sell, in a registered direct offering (the “May 2022 Offering”), 41,152 shares of the Company’s common stock, par value $0.01 per share, and, in a concurrent private placement, warrants exercisable for up to an aggregate of 41,152 shares of Common Stock at a combined offering price of $48.60 per share and associated warrant. The warrants have an exercise price of $43.60 per share. Each warrant is exercisable for one share of common stock and was exercisable immediately upon issuance. The warrants will have a term of five years from the issuance

BAUDAX BIO, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts in thousands, except share and per share data)

date. As compensation to H.C. Wainwright & Co., LLC as placement agent in connection with the offering, the Company agreed to pay to the placement agent a cash fee of 7.0% of the aggregate gross proceeds raised in the offering, plus a management fee equal to 1.0% of the gross proceeds raised in the offering and certain expenses. The Company also issued to designees of the placement agent warrants to purchase up to 6.0% of the aggregate number of shares of common stock sold in the transactions, or warrants to purchase up to 2,469 shares of common stock. The placement agent warrants have substantially the same terms as the warrants, except that the placement agent warrants have an exercise price equal to 125% of the offering price per share (or $60.75 per share). The placement agent warrants will expire on May 17, 2027. Net proceeds to the Company, after deducting underwriting discounts and commissions and offering expenses, was $1,720.

On September 1, 2022, the Company closed a best efforts public offering of: (i) 188,872 shares of its common stock, par value $0.01 per share and accompanying Series A-1 warrants (“Series A-1 warrants”) to purchase 188,872 shares of Common stock and Series A-2 warrants (“Series A-2 warrants”, and together with the Series A-1 warrants, “Series A warrants”) to purchase 188,872 shares of Common Stock, at a combined public offering price of $21.00 per share and Series A warrants and (ii) Series B pre-funded warrants (“Series B pre-funded warrants”) to purchase 106,607 shares of Common Stock and accompanying Series A-1 warrants to purchase 106,607 shares of Common Stock and Series A-2 warrants to purchase 106,607 shares of Common stock at a combined public offering price of $20.60 per Series B pre-funded warrant and Series A warrants, which is equal to the public offering price per share of Common Stock and accompanying Series A warrants less the $0.01 per share exercise price of each such Series B pre-funded warrant. The Series A warrants have an exercise price of $21.00 per share of Common Stock. The Series A-1 warrants are exercisable upon issuance and will expire five years from the date of issuance. The Series A-2 warrants are exercisable upon issuance and will expire thirteen months from the date of issuance. The exercise price of the Series A warrants is subject to adjustment for stock splits, reverse splits, and similar capital transactions as described in the Series A warrants. Subject to certain ownership limitations, the Series B pre-funded warrants are immediately exercisable and were exercised at a nominal consideration of $0.40 per share of Common Stock upon the closing of the transaction. As compensation to H.C. Wainwright & Co., LLC, as the exclusive placement agent in connection with the Offering, the Company paid a cash fee of 7.0% of the aggregate gross proceeds raised in the offering, plus a management fee equal to 1.0% of the gross proceeds raised in the offering, and reimbursement of certain expenses and legal fees. The Company also issued to designees of the placement agent warrants to purchase up to 17,728 shares of common stock. The placement agent warrants have substantially the same terms as the Series A warrants, except that the placement agent warrants have an exercise price equal to $26.25 per share and expire on August 29, 2027. Net proceeds to the Company, after deducting underwriting discounts and commissions and offering expenses, was $5,044.

On December 6, 2022 the Company closed a best efforts public offering of: (i) 54,787 shares of its common stock, par value $0.01 per share and accompanying Series A-3 warrants to purchase 54,787 shares of common stock and Series A-4 warrants to purchase 54,787 shares of common stock, at a combined public offering price of $4.795 per share and accompanying series A warrants and (ii) series C pre-funded warrants to purchase 988,000 shares of common stock and accompanying series A-3 warrants to purchase 988,000 shares of common stock and series A-4 warrants to purchase 988,000 shares of common stock at a combined public offering price of $4.785 per series C pre-funded warrant and accompanying series A warrants, which was equal to the public offering price per share of common stock and accompanying series A warrants less the $0.01 per share exercise price of each such series C pre-funded warrant. The series A warrants have an exercise price of $4.50 per share of common stock. The series A-3 warrants are exercisable upon issuance and will expire on December 6, 2027. The series A-4 warrants are exercisable upon issuance and will expire on January 8, 2024. The exercise price of the series A warrants is subject to adjustment for stock splits, reverse splits, and similar capital transactions as described in the Series A Warrants. The Series C prefunded warrants have been exercised in full as of December 31, 2022. As compensation to H.C. Wainwright & Co., LLC as the exclusive placement agent in connection with the offering, the Company paid the placement agent a cash fee of 7.0% of the aggregate gross proceeds raised in the offering, plus a management fee equal to 1.0% of the gross proceeds raised in the offering, and reimbursement of certain expenses and legal fees. The Company also issued to designees of the placement agent warrants to purchase up to 62,567 shares of common stock. The Placement Agent Warrants have substantially the same terms as the series A warrants, except that the placement agent warrants have an exercise price equal to $5.99375 per share and expire on December 2, 2027. Net proceeds to the Company, after deducting underwriting discounts and commissions and offering expenses, was $3,916.

(b) Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, with a par value of $0.01 per share.

On September 19, 2022, the board of directors of the Company declared a dividend of one one-thousandth (1/1,000th) of a share of Series B Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), for each outstanding share of the Company’s common stock, par value $0.01 per share to shareholders of record on September 29, 2022 (the “Record Date”). The shares of Series B Preferred Stock were distributed to such recipients on October 3, 2022. Each share of Series B Preferred Stock entitles the holder thereof to 1,000,000 votes per share. The outstanding shares of Series B Preferred Stock

BAUDAX BIO, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts in thousands, except share and per share data)

vote together with the outstanding shares of Common Stock of the Company as a single class exclusively with respect to (1) any proposal to adopt an amendment to the Company’s Amended and Restated Articles of Incorporation, as amended, to reclassify the outstanding shares of common stock into a smaller number of shares of common stock at a ratio specified in or determined in accordance with the terms of such amendment (the “Reverse Stock Split”) and (2) any proposal to adjourn any meeting of shareholders called for the purpose of voting on the Reverse Stock Split. The Series B Preferred Stock will not be entitled to vote on any other matter, except to the extent required under the Pennsylvania Business Corporation Law.

In September 2022, 20,003.745 shares of Series B Preferred Stock were declared as a stock dividend and issued on October 3, 2022. On November 3, 2022, all of our outstanding shares of Series B Preferred Stock were redeemed for nominal consideration pursuant to the terms of the Series B Preferred Stock.

As of December 31, 2022, there were no shares of Preferred Stock issued and outstanding.

(c) Warrants

On May 29, 2020, in connection with the Credit Agreement, the Company issued a warrant to MAM Eagle Lender, LLC to purchase 376 shares of common stock, at an exercise price equal to $6,426.00 per share (see Note 10).

On October 19, 2020, the Company entered into Warrant Exchange Agreements (each, an “Exchange Agreement”) with certain holders (each, a “Holder”) of the Company’s outstanding March Series A Warrants and March Series B Warrants. Pursuant to the Exchange Agreements, the Holders, at their election, agreed to a cashless exchange of either all of their March Series A Warrants or March Series B Warrants, in each case for 0.2 shares of the Company’s common stock per warrant (rounded up to the nearest whole share) (the “Exchange”). The Company issued 848 shares of its common stock to the participating Holders as a result of the Exchange.

As a result of the Exchange, pursuant to certain price adjustment provisions in the warrants, the exercise price of each of the March Series A Warrants or March Series B Warrants (including warrants held by holders not participating in the Exchange) that were not exchanged were adjusted to $14.00, for each share of common stock underlying such warrant. Pursuant to the Exchange Agreements, any outstanding warrant held by a Holder participating in the Exchange (i) was amended to remove certain anti-dilution and variable pricing protections and (ii) in the case of March Series A Warrants not exchanged by a participating Holder, was amended to adjust the expiration date of such March Series A Warrants to April 26, 2021 (which is the expiration date of the March Series B Warrants). The March Series A and Series B warrants were liability classified prior to the Exchange because they contained anti-dilution provisions that did not meet the standard definition of anti-dilution provisions. The Company recorded a mark-to-market adjustment to record the March Series A and Series B warrant at their fair values immediately prior to the Exchange and then reclassified the remaining balance of $21,858 to equity as a result of the issuance of shares and the removal of the anti-dilution and variable pricing protections in the Exchange.

On January 21, 2021, the Company entered into an agreement with an institutional investor, pursuant to which the Company agreed to issue and sell, in an offering (the “January Offering”), warrants exercisable for an aggregate of 7,358 shares of common stock of the Company (the “January Warrants”) at an offering price of $175.00 per warrant in exchange for the exercise of the institutional investor’s existing December Series A warrants that were issued to them on December 21, 2020, at an exercise price of $1,652.00 per warrant. The January Warrants have an exercise price of $2,240.00 per share.

As compensation to the Placement Agent, in connection with the January Offering, the Company agreed to pay to the Placement Agent a cash fee of 6.0% of the aggregate gross proceeds raised in the January Offering (including the proceeds relating to the exercise of the December Series A Warrants), plus a management fee equal to 1.0% of the gross proceeds raised in the January Offering (including the proceeds relating to the exercise of the December Series A Warrants) and reimbursement of certain expenses and legal fees. The Company also issued to designees of the Placement Agent warrants to purchase 441 shares of common stock (the “January Placement Agent Warrants”) at an exercise price of $2,800.00 per share.

On August 24, 2022, the Company entered into warrant amendment agreements (the “Warrant Amendment Agreements”) with certain holders of the Company’s (i) Series A Warrants to purchase 7,234 shares of common stock with an exercise price of $1,680.00 per share, (ii) Warrants to purchase 7,358 shares of common stock with an exercise price of $2,240.00 per share, (iii) Warrants to purchase 10,021 shares of common stock with an exercise price of $1,260.00 per share, (iv) Warrants to purchase 9,062 shares of common stock with an exercise price of $448.00 per share, and (v) Warrants to purchase 88,615 shares of common stock with an exercise price of $130.00 per share (the “Existing Warrants”). Under the Warrant Amendment Agreements, the Company agreed to amend the Existing Warrants by lowering the exercise price of the Existing Warrants to $23.92 per share. The warrant modification resulted in an increase in the fair value of warrants of $1,151

BAUDAX BIO, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts in thousands, except share and per share data)

. Subsequent to the warrant amendment, the Company issued 2,875 shares of common stock upon exercise of a portion of the amended warrants for net proceeds of $69.

On December 2, 2022, the Company entered into a warrant amendment agreement (the “December Warrant Amendment Agreement”) with a certain holder of the Company’s (i) warrants to purchase 7,234 shares of common stock with an exercise price of $23.92 per share, (ii) warrants to purchase 7,358 shares of common stock with an exercise price of $23.92 per share, (iii) warrants to purchase 6,013 shares of common stock with an exercise price of $23.92 per share, (iv) Warrants to purchase 5,143 shares of common stock with an exercise price of $23.92 per share, (v) warrants to purchase 48,246 shares of common stock with an exercise price of $23.92 per share, (vi) Series A-1 warrants to purchase 14,404 shares of common stock with an exercise price of $43.60 per share, (vii) Series A-2 warrants to purchase 142,858 shares of common stock with an exercise price of $21.00 per share and (viii) warrants to purchase 142,858 shares of common stock with an exercise price of $21.00 per share (collectively, the “December Existing Warrants”). Under the December Warrant Amendment Agreement, the Company (i) agreed to amend the December Existing Warrants by lowering the exercise price of the December Existing Warrants to $4.50 per share and (ii) amend the expiration date of the December Existing Warrants to December 6, 2027, in each case effective on December 6, 2022. The warrant modification resulted in an increase in the fair value of warrants of $746.

In January 2023, the Company issued 961,787 shares of common stock upon the exercise of warrants for proceeds of $4,328.

As of December 31, 2022, the Company had the following warrants outstanding to purchase shares of the Company’s common stock:

	Number of Shares	Exercise Price per Share	Expiration Date
March Series A Warrants (non-participating holders)	15	$14.00	March 26, 2025
MAM Eagle Lender Warrant	376	$6,426.00	May 29, 2027
November Series A Warrants	7,234	$4.50	December 6, 2027
November Placement Warrants	433	$2,073.75	November 24, 2025
December Placement Warrants	441	$2,038.75	December 18, 2025
January Warrants	7,358	$4.50	December 6, 2027
January Placement Warrants	441	$2,800.00	January 21, 2026
February Placement Warrants	471	$2,800.00	February 8, 2026
May Warrants	4,008	$23.924	June 1, 2027
May Warrants, repriced	6,013	$4.50	December 6, 2027
May Placement Warrants	601	$1,487.50	May 31, 2026
December 2021 Warrants	3,918	$23.924	June 27, 2027
December 2021 Warrants, repriced	5,143	$4.50	December 6, 2027
December 2021 Placement Agent Warrants	724	$448.00	December 27, 2026
March 2022 Warrants	1,952	$130.00	March 1, 2027
March 2022 Warrants, repriced	37,492	$23.924	March 1, 2027
March 2022A Warrants, repriced	48,246	$4.50	December 6, 2027
March 2022 Underwriter Warrants	5,263	$142.50	February 24, 2027
May 2022 Warrants	26,748	$43.60	May 19, 2027
May 2022 Warrants, repriced	14,404	$4.50	December 6, 2027
May 2022 Placement Agent Warrants	2,469	$60.752	May 17, 2027
August 2022 Series A-1 Warrants	152,612	$21.00	September 1, 2027
August 2022 Series A-1 Warrants, repriced	142,858	$4.50	December 6, 2027
August 2022 Series A-2 Warrants	152,612	$21.00	October 2, 2023
August 2022 Series A-2 Warrants, repriced	142,858	$4.50	December 6, 2027
August 2022 Placement Agent Warrants	17,728	$26.25	August 29, 2027
December 2022 Series A-3 Warrants	1,042,787	$4.50	December 6, 2027
December 2022 Series A-4 Warrants	961,787	$4.50	January 8, 2024
December 2022 Placement Agent Warrants	62,567	$5.99375	December 2, 2027

BAUDAX BIO, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts in thousands, except share and per share data)

With the exception of the March Series A Warrants to purchase 15 shares of common stock related to the public offering and held by non-participating investors in the Exchange that are liability classified as they contain antidilution provisions that do not meet the standard definition of antidilution provisions, the remaining warrants outstanding are equity classified.

The following table summarizes the fair value and the assumptions used for the Black-Scholes option-pricing model for the liability classified warrants:

December 31, 2022
Series A Warrants
Fair value	$—
Expected dividend yield	—%
Expected volatility	76.92%
Risk-free interest rates	4.41%
Remaining contractual term	2.24 years

(13) Stock-Based Compensation

The Company has adopted the 2019 Plan that allows for the grant of stock options, stock appreciation rights and stock awards for a total of 2,142 shares of common stock. On December 1st of each year, pursuant to the “Evergreen” provision of the 2019 Plan, the number of shares available under the plan shall be increased by an amount equal to 5% of the outstanding common stock on December 1st of that year or such lower amount as determined by the Board of Directors. In December 2022, the number of shares available for issuance under the 2019 Plan was increased by 25,004. The total number of shares authorized for issuance under the 2019 plan as of December 31, 2022 is 31,581. As of December 31, 2022, 27,997 shares are available for future grants under the 2019 Plan.

Stock Options:

Stock options are exercisable generally for a period of 10 years from the date of grant and generally vest over four years. There were no options granted during the year ended December 31, 2022. The weighted average grant-date fair value of options awarded to employees during the year ended December 31, 2021 was $735.69. Under the 2019 Plan, the fair value of the options was estimated on the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

December 31,
2021
Expected option life	5.6 years
Expected volatility	74.47%
Risk-free interest rate	1.0%
Expected dividend yield	—

The following table summarizes stock option activity during the years ended December 31, 2022 and 2021:

	Number of shares	Weighted average exercise price	Weighted average remaining contractual life
Balance, December 31, 2020	1,577	$4,353.98	9.1 years
Granted	1,855	1,815.58
Expired/forfeited/cancelled	(388)	2,497.63
Balance, December 31, 2021	3,044	3,043.71	8.6 years
Expired/forfeited/cancelled	(1,105)	2,197.62
Balance, December 31, 2022	1,939	$3,525.88	6.5 years
Vested	1,466	$3,537.21	6.0 years
Vested and expected to vest	1,939	$3,525.88	6.5 years

BAUDAX BIO, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts in thousands, except share and per share data)

Included in the table above are 801 stock options cancelled and 194 stock options outstanding as of December 31, 2022 and 409 stock options granted, 219 stock options cancelled and 995 stock options outstanding as of December 31, 2021 for employees directly related to the discontinued commercial business.

Also included in the table above are 47 stock options outstanding as of December 31, 2022 that were granted outside of the 2019 Plan. The grants were made pursuant to the Nasdaq inducement grant exception in accordance with Nasdaq Listing Rule 5635(c)(4).

Restricted Stock Units (RSUs):

The following table summarizes Baudax Bio RSUs activity during the year ended December 31, 2022 and 2021:

	Number of shares	Weighted average grant date fair value
Balance, December 31, 2020	647	$5,418.52
Granted	886	1,439.81
Vested and settled	(501)	4,254.54
Expired/forfeited/cancelled	(80)	2,747.06
Balance, December 31, 2021	952	2,552.69
Granted	12,519	30.43
Vested and settled	(887)	1,314.11
Expired/forfeited/cancelled	(1,973)	205.75
Balance, December 31, 2022	10,611	$116.81
Expected to vest	10,233

In June 2022, the Company granted 12,519 time-based RSUs, which may be settled in cash, stock, or a combination of cash and stock, solely at the election of the Company. These awards are classified as Other long-term liabilities on the Consolidated Balance Sheet due to insufficient shares available for grant in the 2019 Plan.

Included in the table above are 2,348 time-based RSUs granted, 550 time-based RSUs vested and settled and 1,910 time-based RSUs cancelled as of December 31, 2022 and 87 time-based RSUs granted, 182 time-based RSUs vested and settled, 49 time-based RSUs cancelled and 112 time-based RSUs outstanding as of December 31, 2021 for employees directly related to the discontinued commercial business.

Also included in the table above are 4 time-based RSUs outstanding as of December 31, 2022 that were granted outside of the 2019 Plan. The grants were made pursuant to the Nasdaq inducement grant exception in accordance with Nasdaq Listing Rule 5635(c)(4).

Stock-Based Compensation Expense:

Stock-based compensation expense from continuing operations for the years ended December 31, 2022 and 2021 was $1,289 and $3,595, respectively. For the prior year, this represents stock-based compensation from the Baudax Bio awards as well as stock-based compensation from the Societal CDMO Equity Plan for the acceleration of vesting for Baudax Bio employees in their Societal CDMO awards.

As of December 31, 2022, there was $1,052 of unrecognized compensation expense related to unvested options and time-based RSUs that are expected to vest and will be expensed over a weighted average period of 1.1 years. As of December 31, 2022, there was $450 of unrecognized compensation expense related to unvested performance-based RSUs.

The aggregate intrinsic value represents the total amount by which the fair value of the common stock subject to options exceeds the exercise price of the related options. As of December 31, 2022, there was no aggregate intrinsic value of the vested and unvested options.

BAUDAX BIO, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts in thousands, except share and per share data)

(14) Income Taxes

The components of loss before income tax from continuing operations are as follows:

	December 31,
	2022	2021
Domestic	$(20,204)	$(26,254)
Loss before income taxes	$(20,204)	$(26,254)

The components of income tax provision (benefit) are as follows:

	December 31,
	2022	2021
Current:
Federal	$—	$—
State and local	—	—
Foreign	—	—
	—	—
Deferred:
Federal	(4,087)	(5,540)
State and local	(2,056)	(981)
Foreign	—	—
	(6,143)	(6,521)
Change in valuation allowance	6,143	6,521
	$—	$—

A reconciliation of the statutory U.S. federal income tax rate to the Company’s effective tax rate is as follows:

	Year ended December 31,
	2022	2021
U.S. federal statutory income tax rate	21.0%	21.0%
State taxes, net of federal benefit	10.2%	3.7%
Nondeductible expenses	(0.7)%	0.6%
Change in valuation allowance	(30.4)%	(24.8)%
Other	(0.1)%	(0.5)%
Effective income tax rate	—	—

BAUDAX BIO, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts in thousands, except share and per share data)

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets were as follows:

	December 31,
	2022	2021
Deferred tax assets:
Net operating loss carryforwards	$18,845	$11,367
Intangibles	—	—
Contingent consideration	—	—
Stock-based compensation	881	794
Inventory reserve	—	—
Right-of-use asset	241	63
Asset impairment	—	—
Fixed assets	58	34
Capitalized research	746	—
Other temporary differences	299	500
Gross deferred tax asset	21,070	12,758
Valuation allowance	(20,769)	(12,479)
Net deferred tax asset	301	279

Deferred tax liabilities:
Prepaid expenses	(70)	(224)
Operating lease liability	(231)	(55)
Deferred tax liabilities	(301)	(279)
Net deferred taxes	$—	$—

In assessing the realizability of the net deferred tax asset, the Company considers all relevant positive and negative evidence in determining whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The realization of the gross deferred tax assets is dependent on several factors, including the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards.

In 2022 and 2021, the Company evaluated the need for a valuation allowance against its U.S. and state deferred tax assets based on the available positive and negative evidence available. An important aspect of objective negative evidence evaluated was the Company’s historical operating results over its life to date. The Company is in a three-year cumulative loss position through December 31, 2022. Thus, it is more likely than not that the Company’s U.S. and state deferred tax assets will not be realized, and a full valuation allowance has been recognized against the Company’s U.S. and state deferred tax assets.

The following table summarizes carryforwards of Federal net operating losses and tax credits as of December 31, 2022:

	Amount	Expiration
Federal net operating losses	$58,906	No expiration
State net operating losses	$58,409	2025 – 2042

Under the Tax Reform Act of 1986, as amended (the “Act”), the utilization of a corporation’s net operating loss and research and development tax credit carryforwards is limited following a greater than 50% change in ownership during a three-year period. Any unused annual limitation may be carried forward to future years for the balance of the carryforward period. The Company has done an analysis to determine whether or not ownership changes, as defined by the Act, have occurred since inception in 2019. The Company determined that it has experienced ownership changes, as defined by the Act, during the current and previous tax years as a result of financings; accordingly, the Company’s ability to utilize the aforementioned carryforwards will be limited. Subsequent ownership changes may affect the limitation in future years. In addition, state net operating loss carryforwards may be further limited, including in Pennsylvania, which has a limitation of 40% of taxable income after modifications and apportionment on state net operating losses utilized in any one year during tax years beginning 2019 going forward. The Company has not conducted an IRS Section 382 study for the year ended December 31, 2022.

The Company will recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2022, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Company’s statements of operations.

BAUDAX BIO, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(amounts in thousands, except share and per share data)

(15) Related Party Transactions

Societal CDMO became a related party to the Company following the Separation. As part of the Separation, the Company entered into a transition services agreement with Societal CDMO, which terminated on December 31, 2020. Under the transition services agreement, the Company provided certain services to Societal CDMO, each related to corporate functions, which were charged to Societal CDMO.

In connection with the Separation, Societal CDMO and Baudax entered into an Employee Matters Agreement. The Employee Matters Agreement allocates liabilities and responsibilities relating to employee compensation and benefits plans and programs and other related matters in connection with the Distribution including, without limitation, the treatment of outstanding Societal CDMO equity awards.

In connection with the Separation, Societal CDMO and Baudax entered into a Tax Matters Agreement that governs the parties’ respective rights, responsibilities and obligations with respect to taxes, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes for any tax period ending on or before the Distribution date, as well as tax periods beginning after the Distribution date.

(16) Retirement Plan

The Company has a voluntary 401(k) Savings Plan (the “401(k) Plan”) in which all employees are eligible to participate. The Company’s policy is to match 100% of the employee contributions up to a maximum of 5% of employee compensation. Total Company contributions to the 401(k) plan for the years ended December 31, 2022 and 2021 were $186 and $292, respectively.